UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

UMB Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF THE

2016 ANNUAL MEETING

OF SHAREHOLDERS

AND PROXY STATEMENT

April 26, 2016, at

9:00 a.m. CDT

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, Missouri 64106

NOTICE OF THE 2016 ANNUAL MEETING OF

SHAREHOLDERS OF UMB FINANCIAL CORPORATION

Date and Time:	Tuesday, April 26, 2016, at 9:00 a.m. CDT

Place:	UMB Financial Corporation 1010 Grand Boulevard Kansas City, Missouri 64106

Items of Business:	The following matters will be presented to our shareholders:

1. the election of 11 directors for terms ending at the 2017 annual meeting of shareholders;

2. the ratification of the Corporate Audit Committee’s engagement of KPMG LLP as our independent registered public accounting firm for 2016;

3. if properly introduced at the meeting, a shareholder proposal for the adoption of a policy requiring an independent Chair of our Board of Directors; and

4. any other business that may be properly considered at the meeting or any adjournment or postponement of the meeting.

Afterward, we will present a report on our business and operations.

Record Date:	You may vote at the meeting or any adjournment or postponement of the meeting only if you were a shareholder of record at the close of business on March 1, 2016.

Voting:

It is important that your shares be represented at the meeting, regardless of how many you own, and we strongly encourage you to vote by proxy even if you are planning to attend in person. Please submit your proxy through the internet or by telephone, or please complete, sign, date, and return your proxy card in the provided envelope. You may revoke your proxy and vote your shares in person according to the procedures described in the attached proxy statement.

The date of this notice is March 14, 2016. The attached proxy statement and the related form of proxy are first being sent, given, or made available to shareholders on or about March 14, 2016.

By Order of the Board of Directors,

Scott A. Stengel Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on April 26, 2016:

The Proxy Statement and the Annual Report to Shareholders are available at www.edocumentview.com/umbf

ii

UMB FINANCIAL CORPORATION

1010 Grand Boulevard

Kansas City, Missouri 64106

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the related form of proxy are first being sent, given, or made available on a website of UMB Financial Corporation (“we” or “UMB”) on or about March 14, 2016, to the shareholders of record of our common stock, par value of one dollar ($1.00) per share (“UMB stock”), at the close of business on March 1, 2016 (the “record date”), in connection with our 2016 annual meeting of shareholders and any adjournment or postponement of the meeting (the “Annual Meeting”).

The Annual Meeting will be held at 9:00 a.m. CDT on April 26, 2016, at our principal executive offices located at 1010 Grand Boulevard, Kansas City, Missouri 64106, for the purposes described in this proxy statement.

The following matters will be presented to our shareholders:

1.	the election of 11 directors for terms ending at the 2017 annual meeting of shareholders;

2.	the ratification of the Corporate Audit Committee’s engagement of KPMG LLP as our independent registered public accounting firm for 2016;

3.	if properly introduced at the meeting, a shareholder proposal for the adoption of a policy requiring an independent Chair of our Board of Directors; and

4.	any other business that may be properly considered at the meeting or any adjournment or postponement of the meeting.

Afterward, we will present a report on our business and operations.

No shareholder has a dissenter’s right of appraisal or similar right in connection with any of these matters.

Attendance at the Annual Meeting will be limited to shareholders of record or their proxies, beneficial owners of UMB stock who present proof of ownership, and our guests. Attendees may be required to present a valid form of government-issued photo identification (such as a driver’s license) in order to gain admittance.

Proxies are being solicited to afford all shareholders of record an opportunity to vote on matters presented at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of how many you own, and we strongly encourage you to vote by proxy even if you are planning to attend in person.

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING, THESE PROXY MATERIALS, AND VOTING

YOUR SHARES

Why did I receive these proxy materials?

You received our proxy statement, annual report, or notice of internet availability of proxy materials, as applicable, because UMB’s Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. This proxy statement contains information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and is intended to assist you in voting your shares.

What is a proxy?

A proxy is your grant of authority to another person to vote your shares. The person granted this authority is also called a proxy. When you designate a proxy, you may direct the proxy how to vote your shares.

Who may vote at the Annual Meeting?

Shareholders of record at the close of business on the record date may vote at the Annual Meeting. As of the record date, 49,452,492 shares of UMB stock were issued and outstanding and, therefore, eligible to be voted at the Annual Meeting. Each share of UMB stock is entitled to one vote.

Who is a shareholder of record or a beneficial owner?

“Shareholders of record” or “record holders” have shares of UMB stock registered in their names with our transfer agent, Computershare Trust Company. “Beneficial owners,” in contrast, own shares of UMB stock that are held in “street name” through a broker, bank, or other nominee.

Beneficial owners generally cannot vote their shares directly and must instead instruct their brokers, banks, or other nominees how to vote the shares. If you are a beneficial owner of UMB stock, your proxy is being solicited through your broker, bank, or other nominee.

What are my voting rights?

You may vote “FOR” or “WITHHOLD” on the nominees under Proposal #1. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on Proposals #2 and #3.

Cumulative voting will apply in connection with Proposal #1—election of directors. See “What vote is required for each proposal?” later in this section. Cumulative voting will not apply in connection with any other matter at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote as follows:

• Proposal #1:	“FOR” the election of each of the 11 nominees to our Board.

• Proposal #2:	“FOR” the ratification of the Corporate Audit Committee’s engagement of KPMG LLP as our independent registered public accounting firm for 2016.

• Proposal #3:	“AGAINST” the shareholder proposal for the adoption of a policy requiring an independent Chair of our Board.

What vote is required for each proposal?

• Proposal #1:	Plurality voting will apply—that is, the 11 nominees receiving the highest number of “FOR” votes will be elected.

Cumulative voting will also apply—that is, each shareholder will have a total number of votes equal to the holder’s number of shares as of the record date multiplied by the number of directors to be elected, and the shareholder may cast all of those votes for a single nominee or may distribute whole (though not fractional) votes among more than one nominee in any proportion desired. If you want to utilize cumulative voting, please notify our transfer agent, Computershare Trust Company, at (636) 600-1714 prior to the Annual Meeting or vote by ballot at the Annual Meeting.

Voting “WITHHOLD” on one or more of the nominees will have no effect on the election of directors. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

• Proposal #2:

Majority voting will apply—that is, ratification of the Corporate Audit Committee’s engagement of KPMG LLP as our independent registered public accounting firm for 2016 will require the affirmative (“FOR”) vote of the majority of the shares cast at the Annual Meeting.

Voting “ABSTAIN” on this matter will have no effect on the outcome. If you are a beneficial owner of shares, your broker, bank, or other nominee can exercise discretion in voting your shares on this matter if no instruction is received from you.

• Proposal #3:

Majority voting will apply—that is, approval of the shareholder proposal for the adoption of a policy requiring an independent Chair of our Board will require the affirmative (“FOR”) vote of the majority of the shares cast at the Annual Meeting.

Voting “ABSTAIN” on this matter will have no effect on the outcome. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

How do I vote my shares?

We strongly encourage all shareholders to submit their votes in advance of the Annual Meeting.

• Record Holders:

You may vote your shares (1) through the internet, (2) by telephone, (3) by completing, signing, dating, and returning your proxy card in the provided envelope, or (4) in person by ballot at the Annual Meeting. Other proxy materials that you receive together with this proxy statement contain the website address and the telephone number for internet or telephone voting. Internet or telephone votes must be received by 1:00 a.m. CDT on April 26, 2016, in order to be counted. Completed, signed, and dated proxy cards must be received prior to the Annual Meeting in order to be counted.

• Beneficial Owners:

You may not vote your shares directly but instead may instruct your broker, bank, or other nominee how to vote your shares. You should receive materials from your broker, bank, or other nominee with directions on how to provide voting instructions. Those materials also will identify the time by which your broker, bank, or other nominee must receive your voting instructions. The availability of internet or telephone voting will depend on the processes adopted by your broker, bank, or other nominee. If you want to vote your shares in person at the Annual Meeting, you will need to obtain a legally enforceable proxy from your broker, bank, or other nominee in advance and present that proxy to the inspectors of election together with a valid form of government-issued photo identification (such as a driver’s license).

• UMB Plans:

Holders of shares through the UMB Profit-Sharing and 401(k) Savings Plan (the “Profit-Sharing Plan”) or the UMB Employee Stock Ownership Plan (the “ESOP”) may not vote your shares directly but instead may instruct the trustee for the Profit-Sharing Plan or the ESOP how to vote your shares. Each holder who is a current employee of UMB and who has a valid UMB e-mail address will receive an e-mail from our transfer agent, Computershare Trust Company, describing how to access our proxy materials and how to provide voting instructions to the trustee. If you hold shares through the Profit-Sharing Plan and the ESOP, you will receive only one e-mail about both of them. Each holder who is not a current employee of UMB or who does not have a valid UMB e-mail address will receive our proxy materials in the mail and will be able to provide voting instructions to the trustee in the same manner as record holders. In all cases, however, voting instructions must be received by the trustee by 1:00 p.m. CDT on April 21, 2016.

If I am a record holder, what happens if I submit a valid proxy prior to the Annual Meeting but do not provide voting instructions?

If you as a record holder submit a valid proxy prior to the Annual Meeting but do not provide voting instructions, your shares will be voted according to the recommendations of the Board. See “How does the Board recommend that I vote?” earlier in this section.

If I am a beneficial owner, will my broker, bank, or other nominee vote for me if I do not provide voting instructions?

If you are a beneficial owner and do not provide voting instructions, your broker, bank, or other nominee has discretionary authority to vote your shares on Proposal #2—ratification of the Corporate Audit Committee’s engagement of KPMG LLP as our independent registered public accounting firm for 2016. Your broker, bank, or other nominee, however, does not have discretionary authority to vote your shares on Proposals #1 or #3.

If I hold shares through the Profit-Sharing Plan or the ESOP, will the trustee vote for me if I do not provide voting instructions?

If you hold shares through the Profit-Sharing Plan and do not provide voting instructions, the trustee will vote your shares in the same proportion that the other shares in the Profit-Sharing Plan are voted. If you hold shares through the ESOP and do not provide voting instructions, the trustee can exercise discretion in voting your shares.

Can other matters be decided at the Annual Meeting?

When this proxy statement was printed, we did not know of any matter to be presented at the Annual Meeting other than those described in this proxy statement. If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting your shares on the matter. We do not anticipate that any other matter will be presented at the Annual Meeting.

Can I revoke or change my proxy?

You may revoke or change your proxy at any time before the vote is taken at the Annual Meeting.

If you are the record holder of UMB stock, you may revoke or change your proxy in the following ways:

•	by executing and delivering a later-dated proxy for the same shares in compliance with the requirements described in this proxy statement;

•	by voting the same shares again over the internet or telephone by 1:00 a.m. CDT on April 26, 2016;

•	by voting a ballot at the Annual Meeting; or

•	by notifying the Secretary of your revocation of the proxy prior to the Annual Meeting.

If you are the beneficial owner but not the record holder of UMB stock, you must follow the directions provided to you by your broker, bank, or other nominee. Any beneficial owner of shares who wants to revoke a proxy at the Annual Meeting will need to present to the inspectors of election a legally enforceable proxy from the broker, bank, or other nominee indicating that the person is the beneficial owner of the shares.

If you hold shares through the Profit-Sharing Plan or the ESOP, you must follow the directions provided to you by the trustee.

Who pays the costs of preparing the proxy materials and soliciting proxies?

We will pay the costs of preparing the proxy materials and soliciting proxies, including the reasonable charges and expenses of brokers, banks, and other nominees for forwarding proxy materials to beneficial owners and updating proxy cards and directions. We also have engaged Okapi Partners LLC to assist in the solicitation of proxies for an estimated fee of $10,000 plus disbursements.

In addition to our solicitation of proxies by mail, your proxy may be solicited by telephone, facsimile, internet, or e-mail or in person by directors, officers, or regular employees of UMB or its affiliates who will receive no additional compensation for doing so.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about expected cost savings and other results of efficiency initiatives. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast,” “target,” “trend,” “plan,” “goal,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, results, or aspirations. All forward-looking statements are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Our actual future objectives, strategies, plans, prospects, performance, condition, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events, circumstances, or aspirations to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2015, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the SEC. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K, or other applicable document that is filed or furnished with the SEC.

STOCK OWNERSHIP

Principal Shareholders

The following persons owned of record or beneficially owned (as defined in SEC Rule 13d-3) more than 5% of UMB stock—which is the only class of UMB’s voting securities—at the close of business on March 1, 2016:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
J. Mariner Kemper	4,731,266 (1)	9.57%
1010 Grand Boulevard
Kansas City, Missouri 64106
Blackrock, Inc.	3,894,519 (2)	7.88%
55 East 52nd Street
New York, New York 10055
The Vanguard Group	3,305,980 (3)	6.69%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
FMR LLC	3,010,999 (4)	6.09%
245 Summer Street
Boston, Massachusetts 02210

(1)	The total stock ownership reported for J. Mariner Kemper is comprised of the following:

(a)	90,013 shares are owned directly.

(b)	1,856 shares are owned through the ESOP.

(c)	65,378 shares of unvested restricted stock are under Mr. Kemper’s authority to vote.

(d)	Options for 150,090 shares are owned directly, currently vested, and “in the money.”

(e)

290,397 shares are owned by Kemper Realty Company, and 395,989 shares are owned by Pioneer Service Corporation. Each of these are entities through which voting and investment decisions may be controlled, directly or indirectly, by Mr. Kemper.

(f)	3,737,543 shares are held by UMB Bank, National Association as either sole trustee or co-trustee. In each case, Mr. Kemper has or shares voting power. Of these shares:

(i)	2,161,386 shares are owned by the R. Crosby Kemper Irrevocable Trust, but sole voting and dispositive authority is held by Mr. Kemper.

(ii)

87,888 shares are owned by trusts under the will of Rufus Crosby Kemper, and 70,362 shares are owned by the Enid and Crosby Kemper Foundation. In each case, UMB Bank, National Association as trustee has sole voting and dispositive authority but may act only on the direction of Mr. Kemper, Alexander C. Kemper, and Heather Kemper Miller, or any two of them.

(iii)

469,810 shares are owned by the R.C. Kemper Charitable Trust and Foundation, but sole voting and dispositive authority is held by the co-trustees: Mr. Kemper, Thomas J. Wood III, and Sheila Kemper Dietrich.

(iv)

829,756 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation, but sole voting and dispositive authority is held by the majority of the non-corporate co-trustees: Mr. Kemper, Mary S. Kemper, R. Crosby Kemper III, and Mary Kemper Wolf.

(v)

59,775 shares are owned by trusts created by R. Crosby Kemper, Jr. for five of his children, but sole voting authority is held by the majority of Mr. Kemper, Mary S. Kemper, R. Crosby Kemper III, Sheila Kemper Dietrich, Alexander C. Kemper, Heather Kemper Miller, and Mary Kemper Wolf.

(vi)

58,566 shares are owned by the R. Crosby Kemper Irrevocable Dynasty Trust, but sole voting and dispositive authority is held by the majority of Mr. Kemper, R. Crosby Kemper III, Sheila Kemper Dietrich, Alexander C. Kemper, Heather Kemper Miller, and Mary Kemper Wolf.

(2)

This is according to information provided to UMB in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 27, 2016. According to the Schedule 13G/A, Blackrock, Inc. has sole voting power over 3,808,160 shares of UMB stock.

(3)

This is according to information provided to UMB in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2016. According to the Schedule 13G/A, The Vanguard Group has sole voting power over 51,282 shares of UMB stock, shared voting power over 2,000 shares of UMB stock, sole dispositive power over 3,254,998 shares of UMB stock, and shared dispositive power over 50,982 shares of UMB stock.

(4)

This is according to information provided to UMB in a Schedule 13G filed by FMR LLC with the SEC on February 12, 2016. According to the Schedule 13G, FMR LLC has sole voting power over 21,536 shares of UMB stock and sole dispositive power over 3,010,999 shares of UMB stock.

Stock Owned by Directors, Nominees, and Executive Officers

This table sets forth the number of shares of UMB stock—which is the only class of UMB’s voting securities—that were beneficially owned (as defined in SEC Rule 13d-3) at the close of business on March 1, 2016, by a director, a nominee, or an Executive (as defined in “Compensation Discussion and Analysis—Overview” later in this proxy statement). It also includes the number of shares that were beneficially owned (as defined in SEC Rule 13d-3) at the close of business on March 1, 2016, by all directors and Section 16 Officers (as defined in “Section 16(a) Beneficial Ownership Reporting Compliance” later in this section) as a group. The individuals designated as our Section 16 Officers are also our executive officers as defined in SEC Rule 3b-7.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Robin C. Beery	852		*
Nancy K. Buese	5,305		*
Peter J. deSilva	41,873		*
Terrence P. Dunn	19,481		*
Kevin C. Gallagher	13,511		*
Greg M. Graves	16,358		*
Anthony J. Fischer	6,490		*
Michael D. Hagedorn	105,710		*
Andrew J. Iseman	14,026		*
Alexander C. Kemper	280,221	(2)	*
J. Mariner Kemper	4,731,266		9.57%
Kris A. Robbins	7,390		*
L. Joshua Sosland	7,187		*
Scott A. Stengel	7,278		*
Paul Uhlmann III	14,535	(3)	*
Brian J. Walker	14,668		*
Leroy J. Williams	0		*
All Directors and Section 16 Officers as a Group	5,102,357 (4)		10.32%

*	Less than 1% of the outstanding shares.

(1)

These numbers include (a) shares owned directly by the individuals or members of their immediate families who share the same household, (b) shares owned in trust, (c) shares otherwise held through indirect forms of ownership and over which the individuals exercise sole or shared voting or investment power, (d) shares of restricted stock owned by the Executives and the Section 16 Officers that have not vested but over which the Executives and the Section 16 Officers have voting power, and (e) shares that are subject to outstanding options exercisable within 60 days. The following Executives have options that are exercisable within 60 days for the number of shares of UMB stock shown: J. Mariner Kemper – 150,090 shares; Michael D. Hagedorn – 50,418 shares; Anthony J. Fischer – 418 shares; and Brian J. Walker – 5,520 shares. Section 16 Officers other than the Executives collectively hold options, exercisable within 60 days, to acquire 35,523 shares of UMB stock. Kevin C. Gallagher has pledged 5,408 shares of UMB stock as security for a loan.

(2)

The total stock ownership reported for Alexander C. Kemper is comprised of the following: (a) 3,630 shares owned directly, (b) 118,341 shares held by UMB Bank, National Association as either sole trustee or co-trustee, where voting or investment power is shared with other family members (including J. Mariner Kemper), and (c) 87,888 shares owned by trusts under the will of Rufus Crosby Kemper and 70,362 shares owned by the Enid and Crosby Kemper Foundation, where UMB Bank, National Association as trustee has sole voting and dispositive authority but may act only on the direction of Mr. Kemper, J. Mariner Kemper, and Heather Kemper Miller, or any two of them.

(3)

The total stock ownership reported for Paul Uhlmann III is comprised of (a) 12,335 shares owned directly and (b) 2,200 shares owned by three trusts where voting and dispositive power is shared with his wife.

(4)	Shares held in foundations, trusts, or companies over which more than one director or Section 16 Officer share voting or investment power have been included only one time in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) requires each officer (as defined in Section 16(a) and SEC Rule 16a-1, a “Section 16 Officer”), each director on our Board, and any person who beneficially owns more than 10% of UMB stock (collectively, the “reporting persons”) to file with the SEC reports of ownership and changes in ownership of UMB stock. SEC rules also require each reporting person to send or deliver to UMB a copy of each statement filed with the SEC by that person under Section 16(a).

Based solely on a review of the copies furnished to UMB during or with respect to 2015 and written representations from reporting persons that no Forms 5 were required to be filed, UMB believes that each person who was a reporting person during 2015 timely filed the reports required by Section 16(a) during 2015, except as follows: Greg M. Graves, a director on the Board, filed late Forms 4 reporting the purchase through UMB’s dividend reinvestment plan of (1) 225.25 shares of UMB stock on May 1, 2015, (2) 40.78 shares of UMB stock on September 1, 2015, and (3) 225.36 shares of UMB stock on November 2, 2015. Andrew J. Iseman, a Section 16 Officer during 2015, filed late Forms 4 reporting (a) the withholding of 438 shares of UMB stock for the payment of taxes when restricted stock vested on January 1, 2015, (b) the withholding of 1,036 shares of UMB stock for the payment of taxes when restricted stock vested on January 2, 2015, (c) the withholding of 551 shares of UMB stock for the payment of taxes when restricted stock vested on January 26, 2015, and (d) the withholding of 4,966 shares of UMB stock for the payment of taxes when restricted stock vested on October 26, 2015. Brian J. Walker, a Section 16 Officer during 2015, filed a late Form 4 reporting the withholding of 400 shares for the payment of taxes when restricted stock vested on October 26, 2015.

CORPORATE GOVERNANCE

Overview

UMB is committed to robust corporate-governance principles and practices. In addition to the information provided in this proxy statement, we maintain the following documents in the Corporate Governance menu at www.umb.com/investor:

•	Corporate Governance Guidelines (last revised on January 26, 2016);

•	Code of Ethics (last revised on January 28, 2014);

•	Charter of the Compensation Committee (last revised on January 28, 2014);

•	Charter of the Corporate Audit Committee (last revised on July 22, 2014);

•	Charter of the Corporate Governance & Nominating Committee (last revised on January 26, 2010); and

•	Charter of the Risk Committee (last revised on July 22, 2014).

You may request a copy of any of these documents by sending a written request for one to UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”) to assist the Board in exercising its responsibilities to UMB and our shareholders. These Governance Guidelines serve as a flexible framework within which the Board may conduct business and were last revised on January 26, 2016.

Code of Ethics

UMB believes that integrity is paramount. While all business is based to some degree on trust, our business has trust as a core principle. Being honest and fair to our customers, shareholders, and associates is not just a value but a moral imperative. In keeping with these principles, the Board has adopted a Code of Ethics (the “Code of Ethics”).

The Code of Ethics applies to all directors, advisory directors, and associates of UMB, including the Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer. It was last revised on January 28, 2014.

There were no waivers from any provision of the Code of Ethics in 2015. We will post any amendment to the Code of Ethics, as well as any waiver that is required to be disclosed under applicable rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”), in the Corporate Governance menu at www.umb.com/investor. A copy of the Code of Ethics will be provided without charge to any person who sends a written request for one to UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106.

The Board of Directors

Overview

Our Bylaws allow for not less than 8 and not more than 18 directors, with the exact number to be set by the Board from time to time. The Board currently has 11 seats. The Board believes that this size is appropriate based on UMB’s present circumstances. All seats on the Board are up for election annually.

Of the 11 current directors, 9 have been determined by the Board to be independent under Item 407(a) of SEC Regulation S-K and “Independent Directors” under NASDAQ Listing Rule 5605(a)(2) (each “independent” and an “independent director”). The current directors constitute all of the nominees for election at the Annual Meeting.

The primary responsibility of the directors is to exercise their business judgment to oversee and direct the business and affairs of UMB. Specific responsibilities of the Board include:

•	selecting and evaluating the Chief Executive Officer, overseeing the selection and performance of senior management, and working with the Chief Executive Officer on succession planning;

•	reviewing, approving, and advising management on the business strategies of UMB, significant corporate actions, and major transactions;

•	understanding, reviewing, and monitoring the implementation of strategic plans and budgets;

•	reviewing assessments of, and advising management with respect to, significant risks and issues facing UMB; and

•

confirming the establishment of, and monitoring compliance with, processes designed to ensure the integrity of UMB’s actions, including in connection with (1) financial statements and financial reporting, (2) relationships with customers, suppliers, and other constituencies, and (3) compliance with applicable law and the Code of Ethics.

The Board’s Leadership Structure

The Board appoints one of its members to serve as Chair. The Board, in consultation with the Corporate Governance & Nominating Committee (the “Governance Committee”), evaluates from time to time whether an independent Chair would be in the best interests of UMB and its shareholders. Among the factors considered by the Board are the qualifications and performance of any non-independent Chair, the percentage of independent directors on the Board, the degree of independent oversight exercised by the Board, the soundness of UMB’s corporate-governance structure and policies, and the performance of UMB.

Based on this evaluation, the Board has determined that the best interests of UMB and its shareholders are currently served by J. Mariner Kemper holding the positions of Chair and Chief Executive Officer. For more about this conclusion, see the Board’s response to “Proposal #3—Shareholder Proposal for the Adoption of a Policy Requiring an Independent Chair of the Board” later in this proxy statement.

Under our Bylaws and Governance Guidelines, whenever the Chair does not qualify as an independent director, the independent directors elect—acting by majority vote at a meeting consisting solely of them—one of their number as the Board’s lead independent director (the “Lead Director”). The Lead Director is responsible for the following:

•	presiding at meetings of the Board when the Chair is not present;

•	convening and presiding over periodic meetings of the independent directors (at which only independent directors are present);

•	approving agendas for meetings of the Board and information to be sent to the Board;

•	approving schedules of meetings of the Board to ensure that sufficient time is afforded to discuss all agenda items;

•	serving as a liaison between the independent directors and the Chair;

•

holding periodic meetings with the Chair and Chief Executive Officer to discuss matters of importance to the independent directors, acting as the informal spokesperson for the independent directors, and helping to facilitate the Board’s oversight of management;

•	serving as an advocate for the interests of UMB’s shareholders;

•	ensuring, if requested by major shareholders of UMB, that the Lead Director is available for consultation and direct communications; and

•	coordinating the activities of the other independent directors and performing such other duties and responsibilities as a majority of the independent directors may specify from time to time.

Our current Lead Director is Terrence P. Dunn, who is also the Chair of the Governance Committee. Mr. Dunn is a past chair of the board of directors of the Federal Reserve Bank of Kansas City, has served as an independent director on other public-company boards, and has led one of the largest construction companies in the United States.

The Board’s Role in Risk Oversight

Among the Board’s specific responsibilities is oversight of the risk-management policies of UMB’s global operations and the operation of UMB’s global risk-management framework.

The Board has created a Risk Committee (the “Risk Committee”) that is comprised only of independent directors and that is charged with approving and periodically reviewing the risk-management policies of our global operations (collectively, the “Enterprise Risk Management Policy”), including statements of risk appetite, and adapting the Enterprise Risk Management Policy when and as appropriate to changes in our structure, risk profile, complexity, activities, or size.

The Board also has created three committees comprised of senior officers of UMB or its subsidiaries to support the Risk Committee in developing and overseeing the operation of the Enterprise Risk Management Policy:

•

the Asset and Liability Committee, which assists in the oversight of (1) the assets and liabilities of UMB and UMB Bank, National Association (the “Bank”), (2) the liquidity, interest-rate, market, or similar risk-management practices of UMB and the Bank, and (3) the capital positions of UMB and the Bank;

•	the Credit Committee, which assists in the oversight of the credit, counterparty, or similar risk-management practices of UMB and the Bank; and

•	the Enterprise Risk Committee, which assists in the oversight of the strategic, operational, reputational, compliance, or similar risk-management practices of UMB and the Bank.

In addition, the Corporate Audit Committee (the “Audit Committee”) assists the Board in fulfilling its responsibilities to oversee the quality and integrity of the accounting, financial-reporting, and internal-control functions of UMB and its subsidiaries. The Compensation Committee (the “Compensation Committee”) likewise assists the Board in ensuring that UMB’s compensation programs incent balanced risk-taking within established appetites, tolerances, and limits and promote the sustained operating and financial performance of UMB.

UMB maintains as well, under the leadership of its Chief Risk Officer, a robust enterprise risk-management program designed to identify, quantify, monitor, report, and control risks that we face. The Chief Risk Officer supplies the Board—directly or through the Risk Committee—with regular reports on the operation of this program, the evolving risks to our businesses, and the controls and other mitigants utilized to manage those risks. The Board, in turn, considers these reports, as well as other information from management or third parties, in reviewing and approving our strategic direction and otherwise overseeing and directing our business and affairs.

Independent Directors

The Board has determined that the following directors are independent directors:

Robin C. Beery	Kevin C. Gallagher	L. Joshua Sosland
Nancy K. Buese	Greg M. Graves	Paul Uhlmann III
Terrence P. Dunn	Kris A. Robbins	Leroy J. Williams

These directors comprise over three-quarters of the Board. The remaining directors—J. Mariner Kemper and Alexander C. Kemper—have been found not to be independent due to their employment by UMB or familial relationship to UMB’s Chief Executive Officer.

Mr. Williams was appointed by the Board as a director on January 26, 2016, to fill the vacancy that had been left by the resignation of Warner L. Baxter on October 8, 2015. Mr. Williams had been recommended by a search firm retained to assist the Governance Committee in identifying and evaluating potential director candidates.

The Board had previously determined that Mr. Baxter was an independent director during his tenure. The Board had made equivalent determinations for Thomas D. Sanders (who retired from the Board on April 28, 2015) and Thomas J. Wood III (who retired from the Board on December 1, 2015). Peter J. deSilva (who resigned from the Board on November 2, 2015) had been found not to be independent due to his employment by UMB.

In evaluating the independence of each director, the Board reviewed and deliberated on transactions, relationships, and arrangements between the director or any related person or interest and UMB or any of its subsidiaries. In particular, the Board considered the following matters: (1) independent directors or related persons or interests have varying degrees of banking relationships with UMB or its subsidiaries, such as deposit accounts, extensions of credit, trust services, or investment services; (2) five of the independent directors or related persons or interests are associated with commercial entities that received commitments or extensions of credit from UMB or its subsidiaries; and (3) one of the independent directors or related persons or interests are associated with commercial entities that provided services in the ordinary course of business to UMB or its subsidiaries. All of these transactions, relationships, and arrangements, in the judgment of the Board, were made on terms and under circumstances at least as favorable to UMB or its subsidiaries as those that were prevailing at the time for comparable transactions, relationships, or arrangements with unrelated persons or interests or those that would have applied to unrelated persons or interests. The Board also concluded that none of these transactions, relationships, or arrangements—other than one that involves a related person associated with Mr. Dunn and that had been approved by the Audit Committee—require disclosure under Item 404(a) of SEC Regulation S-K. See “Transactions with Related Persons” later in this section. The Board determined as well that no independent director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

The Board maintains four standing committees that are comprised only of independent directors (the “Committees”): the Compensation Committee, the Audit Committee, the Governance Committee, and the Risk Committee. The charter for each of these Committees can be found in the Corporate Governance menu at www.umb.com/investor.

Compensation Committee

The Compensation Committee is currently comprised of five independent directors: Greg M. Graves (Chair), Robin C. Beery, L. Joshua Sosland, Paul Uhlmann III, and Leroy J. Williams.

Messrs. Graves, Sosland, and Uhlmann served on the Compensation Committee throughout all of 2015. Ms. Beery was appointed in January 2015 in anticipation of the retirement of Thomas D. Sanders from the Board effective at the 2015 annual meeting of shareholders. Mr. Williams was appointed in January 2016 as an additional member.

The Board has determined that all of the current members are qualified to serve on the Compensation Committee under applicable rules of the SEC, NASDAQ, or the Department of the Treasury (including the independence, non-employee-director, and outside-director requirements for compensation-committee members). The Board also determined that Mr. Sanders, during his tenure, was qualified to serve on the Compensation Committee under those applicable rules.

Among the Compensation Committee’s primary functions are the following:

•	assisting the Board in fulfilling its responsibilities to oversee compensation programs, including long- and short-term incentive compensation plans, for the executive officers of UMB;

•

assisting UMB’s management in its preparation of the disclosures and other information relating to executive-compensation matters that are required by applicable law to be contained in UMB’s proxy statement;

•	recommending to the Board the compensation of non-employee directors of UMB;

•

establishing and administering the principal components of compensation (including salary, bonuses, incentive programs, and retention awards) for the Chief Executive Officer, the Chief Financial Officer, and other designated executive officers of UMB; and

•	administering or overseeing the administration of UMB’s equity-based compensation plans, including grants of restricted stock or options.

The Compensation Committee also (1) reviews and makes recommendations in connection with matters involving say-on-pay and say-when-on-pay votes by UMB’s shareholders and (2) reviews and addresses related-person transactions involving compensation.

A narrative description of the processes for considering and determining executive and director compensation—including (a) the Compensation Committee’s authority and the extent to which that authority may be delegated and (b) the roles of UMB’s executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation—can be found in “Compensation Discussion and Analysis—The Compensation Committee and Our Executive-Compensation Process” and “Compensation Tables—2015 Director Compensation” later in this proxy statement.

Audit Committee

The Audit Committee is currently comprised of four independent directors: Nancy K. Buese (Chair), Robin C. Beery, Kevin C. Gallagher, and Kris A. Robbins. Ms. Buese and Messrs. Gallagher and Robbins served on the Audit Committee throughout all of 2015. Ms. Beery was appointed in January 2016 to replace Warner L. Baxter, who had resigned from the Board in October 2015.

The Board has determined that all of the current members are qualified to serve on the Audit Committee under applicable rules of the SEC or NASDAQ (including the independence requirements for audit-committee members) and that Ms. Buese and Mr. Robbins are audit committee financial experts and financially sophisticated under those applicable rules. The Board also determined that Mr. Baxter, during his tenure, was qualified to serve on the Audit Committee and was an audit committee financial expert and financially sophisticated under those applicable rules.

The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its responsibilities to oversee the quality and integrity of the accounting, financial-reporting, and internal-control functions of UMB and its subsidiaries. In particular, the Audit Committee’s role includes assisting the Board in overseeing:

•	the integrity of UMB’s financial statements and related reporting processes;

•	each independent auditor’s qualifications, independence, and performance;

•	the performance of UMB’s internal audit function; and

•	UMB’s compliance with regulatory and other legal requirements.

The Audit Committee has sole authority over the appointment and replacement of UMB’s independent auditors and is directly responsible for the compensation and oversight of UMB’s independent auditors. The Audit Committee also approves the risk-assessment methodology, risk assessment, and annual audit plan of the internal audit function and all decisions on the appointment, removal, and compensation of UMB’s Director of Corporate Audit Services. In addition, the Audit Committee (1) reviews and approves or ratifies related-person transactions (other than those involving compensation that are reviewed and addressed by the Compensation Committee), (2) reviews the summary of any complaint reporting a violation of the Code of Ethics, applicable law, or UMB’s policies and monitors any authorized internal investigation of such a complaint, and (3) establishes procedures for the receipt, retention, and treatment of any complaint about accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by UMB’s associates of any concern about questionable accounting or auditing matters.

Governance Committee

The Governance Committee is currently comprised of four independent directors: Terrence P. Dunn (Chair), Greg M. Graves, L. Joshua Sosland, and Paul Uhlmann III. Each of these directors served on the Governance Committee throughout all of 2015.

Among the Governance Committee’s primary functions are the following:

•	making recommendations about the size, organization, and composition of the Board as well as its committee structure and make-up;

•	identifying and evaluating candidates to become or remain members of the Board;

•	recommending director nominees for each Committee (including the Chair of each Committee);

•	leading the Board in its periodic reviews of its and each Committee’s performance;

•	assisting the Board in attracting and electing qualified and experienced independent directors;

•	recommending the Governance Guidelines, including amendments, for approval by the Board;

•	monitoring the effectiveness of the Board;

•	evaluating and making recommendations to the Board about corporate-governance policies and practices; and

•	providing consultation or assistance to the Board on other corporate-governance matters that may be referred by the Board from time to time.

The Governance Committee has incorporated its policies on the nomination process for directors into the Governance Guidelines. See “Proposal #1—Election of Directors” later in this proxy statement.

Risk Committee

The Risk Committee is currently comprised of five independent directors: Kris A. Robbins (Chair), Robin C. Beery, Nancy K. Buese, Kevin C. Gallagher, and Leroy J. Williams. Messrs. Robbins and Gallagher and Ms. Buese served on the Risk Committee throughout all of 2015. Ms. Beery was appointed in January 2015 in anticipation of the retirement of Thomas D. Sanders from the Board effective at the 2015 annual meeting of shareholders. Mr. Williams was appointed in January 2016 to replace Warner L. Baxter, who had resigned from the Board in October 2015.

Among the Risk Committee’s primary functions are the following:

•

approving and periodically reviewing the Enterprise Risk Management Policy, including statements of risk appetite, and adapting the Enterprise Risk Management Policy when and as appropriate to changes in UMB’s structure, risk profile, complexity, activities, or size;

•	overseeing the operation of UMB’s global risk-management framework commensurate with UMB’s structure, risk profile, complexity, activities, and size;

•	ensuring that UMB’s global risk-management framework includes:

¡	appropriate policies and procedures establishing risk-management governance, risk-management procedures, and risk-control infrastructure for UMB’s global operations,

¡

appropriate processes and systems, such as strategic risk assessments and key risk indicators, for identifying and reporting risks and risk-management deficiencies (including in connection with emerging risks) and for ensuring effective and timely implementation of actions to address emerging risks and risk-management deficiencies for UMB’s global operations,

¡	appropriate processes and systems for establishing managerial and employee responsibility for risk management,

¡	appropriate processes and systems for ensuring the independence of the risk-management function,

¡	appropriate processes and systems for integrating risk management and associated controls with management goals and UMB’s compensation structure for its global operations,

¡	appropriate processes and systems for conducting internal loan reviews according to annual or other periodically established plans, and

¡

appropriate processes and systems for otherwise implementing and monitoring compliance with UMB’s policies and procedures establishing risk-management governance, risk-management procedures, and risk-control infrastructure for its global operations;

•

receiving and reviewing reports from the Chief Risk Officer, the officer in charge of the internal loan-review function, the Asset and Liability Committee, the Credit Committee, and the Enterprise Risk Committee;

•	receiving and reviewing examination reports and other communications from regulatory agencies that supervise or otherwise exercise authority over UMB or any of its subsidiaries; and

•	ensuring that appropriate resources of UMB are allocated to its global risk-management framework.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee during 2015—Greg M. Graves, Robin C. Beery, Thomas D. Sanders, L. Joshua Sosland, and Paul Uhlmann III—(1) is or has been an officer or employee of UMB or its subsidiaries or (2) has or had any relationship requiring disclosure by UMB under any paragraph of Item 404 of SEC Regulation S-K. No relationship described in Item 407(e)(4)(iii) of SEC Regulation S-K existed during 2015.

Attendance at Board Meetings, Committee Meetings, and Annual Meetings of Shareholders

The Board met four times in 2015, and the independent directors met in executive session chaired by the Lead Director four times. In addition, during the year, the Audit Committee met five times and took action one time by unanimous written consent, the Compensation Committee met five times and took action five times by unanimous written consent, the Governance Committee met three times and took action one time by unanimous written consent, the Risk Committee met four times, and the Executive Committee took action three times by unanimous written consent.

Each director attended at least 75% of the aggregate of (1) the total number of meetings held in 2015 by the Board during the period when the director was serving in that capacity and (2) the total number of meetings held in 2015 by all applicable Committees during the period when the director was serving on those Committees.

Under the Governance Guidelines, directors are strongly encouraged to attend the annual meeting of shareholders in order to provide an opportunity for informal communication between directors and shareholders and to enhance the Board’s understanding of shareholder priorities and perspectives. All directors who sat on the Board at the time of the 2015 annual meeting of shareholders were present at that meeting.

Communications with the Board of Directors

Under the Governance Guidelines, if any shareholder wishes to communicate with the Board or individual directors, the communication must be in writing, addressed to the Board or the director, and delivered to the following address:

UMB Financial Corporation, c/o the Corporate Secretary and the Chair of the Corporate Governance & Nominating Committee, 1010 Grand Boulevard, Kansas City, Missouri 64106. The Secretary will acknowledge the communication and will provide the Chair of the Board and the Chair of the Governance Committee with a copy or a summary. Any or no action may be taken in response to the communication as is judged to be necessary or appropriate and consistent with applicable law. Any director may review a log of all communications that have been received by the Secretary and addressed to the Board or individual directors and may obtain from the Secretary a copy of those communications. Any communication from a shareholder that expresses a concern about any accounting, financial-reporting, or internal-control matter will be promptly conveyed to the Chair of the Audit Committee and will be addressed consistent with the processes and procedures adopted by the Audit Committee.

Transactions with Related Persons

Statement of Policy and Process

We have adopted a written Statement of Policy and Process (the “Statement of Policy and Process”) that requires the Audit Committee to review and to approve or ratify any related-person transaction, other than one involving compensation that is reviewed and addressed by the Compensation Committee.

A “related-person transaction” under the Statement of Policy and Process is an existing or currently proposed transaction or series of similar transactions where (1) UMB or any of its subsidiaries was or will be a participant, (2) the amount involved exceeds $120,000, and (3) any related person had or will have a direct or indirect material interest. Related-person transactions include any existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated. The term “related person” under Item 404(a) means, at the applicable time, (a) any director or executive officer of UMB, (b) any nominee to the Board, (c) any beneficial owner of more than 5% of UMB stock, and (d) any immediate family member (as defined in Item 404) of any of those directors, executive officers, nominees, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with UMB (excluding any interest arising only from the person’s position as a director of such an entity, the person’s direct or indirect attributed ownership of less than a 10% equity interest in such a corporate or similar entity, or the person’s position as a limited partner with less than a 10% direct or indirect attributed interest in such a partnership entity).

No review, approval, or ratification, however, is required under the Statement of Policy and Process for a transaction (i) where the rates or charges involved are determined by competitive bids, (ii) involving the rendering of services as a common or contract carrier or a public utility at rates or charges fixed in conformity with law or governmental authority, (iii) involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, (iv) where the interest of the related person arises solely from the ownership of UMB stock and all holders of UMB stock receive the same benefit on a pro rata basis, or (v) involving indebtedness extended by any of UMB’s banking or broker-dealer subsidiaries if the extension of credit was made in the ordinary course of business, was made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Key personnel in businesses and operations of UMB or its subsidiaries that could possibly engage in related-person transactions are responsible for monitoring and reporting to the General Counsel any existing or contemplated transaction that may be covered by the Statement of Policy and Process. The General Counsel will review this and other appropriate information, will inform the Audit Committee of any transaction that may require review, and will provide the Audit Committee with the information necessary to conduct the review. If any transaction is executed without the Audit Committee’s prior approval and the Audit Committee decides not to ratify it, UMB’s management will be directed by the Audit Committee to rescind or terminate the transaction as promptly and on as favorable of terms as feasible.

No member of the Audit Committee or the Compensation Committee participates in any review or consideration of any related-person transaction involving the member, the member’s immediate family, or a related entity.

Under the Statement of Policy and Process, when considering whether to approve or ratify a related-person transaction, the Audit Committee will consider (A) the terms of the transaction, (B) whether consummation of the transaction is consistent with the best interests of UMB and its shareholders, (C) the benefits likely to accrue to UMB, (D) the extent of the related person’s interest in the transaction, (E) whether the transaction presents a heightened risk of conflicts of interest or improper valuation or the perception of such a conflict or valuation, (F) any impact that the transaction may have on a director’s independence, (G) the availability of comparable products or services from sources other than the related person, (H) whether the transaction is on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances or on terms comparable to those provided to UMB’s employees generally, and (I) whether UMB is obtaining products or services of a nature, quantity, or quality or on other terms that are not readily available from alternative sources.

Transactions Since January 1, 2015

The Audit Committee has reviewed and approved the following transactions since January 1, 2015:

•

For more than 20 years, the Bank has leased from Pioneer Service Corporation (“Pioneer”) one or more commercial billboards in the Kansas City metropolitan area and has used these billboards exclusively for the Bank’s purposes. Approximately 89% of the stock of Pioneer is collectively owned by Alexander C. Kemper, J. Mariner Kemper, and members of their immediate families and related entities. Each of these named individuals also serves or served as an executive officer of Pioneer. In December 2015, the then-existing three-year lease of two billboards at an annual rental rate of $122,000—which had been previously reviewed and approved by the Audit Committee—expired. The Bank concluded that these billboards remain an integral part of its marketing strategy to communicate product information and provide branding exposure and, as a result, negotiated an additional three-year renewal (2016-2018) at an annual rental rate of $110,000. Lease payments made to Pioneer during 2015 totaled $122,000 and, under the renewed lease, are expected to total $110,000 during 2016.

•

In September 2015, UMB Fund Services, Inc. (“UMBFS”) executed an agreement to provide administration, fund accounting, and investor recordkeeping services to an investment company affiliated with Pollen, Inc., which does business as C2FO (“C2FO”). Alexander C. Kemper is the Chairman and Chief Executive Officer of C2FO and, together with members of his immediate family and related entities, owns approximately 19% of the stock of C2FO. The services to be provided under the agreement once the investment company’s operations commence are substantially the same as those routinely provided by UMBFS to similarly structured clients, and the asset-based and fixed fees to be charged by UMBFS represent its standard compensation for services to similarly structured clients. The agreement has an initial term of three years and will automatically renew for additional one-year terms unless either party provides notice of termination. Because the investment company’s operations have not yet commenced, no payments were made to UMBFS during 2015 under the agreement. Payments during 2016 are estimated to total approximately $50,000.

•

In February 2016, the Bank executed a general contracting agreement with JE Dunn Construction Company (“JE Dunn”)—which is a subsidiary of JE Dunn Construction Group, Inc. (“JE Dunn Group”)—in connection with tenant improvements to office space that is leased by the Bank in Phoenix, Arizona. Terrence P. Dunn is a member of the board of directors of JE Dunn Group and, together with members of his immediate family and related entities, owns approximately 83% of the stock of JE Dunn Group. The payment structure of the agreement is cost of work plus a fee with a guaranteed maximum price, and the payment and other terms are substantially similar to those approved by the Bank for other commercial real-estate construction projects with strict time constraints. No payments were made to JE Dunn during 2015 under the agreement, and payments during 2016 are estimated to total approximately $132,000.

The Audit Committee also has recognized that many of UMB’s related persons have engaged in credit or other banking transactions with one or more of UMB’s banking or broker-dealer subsidiaries in the ordinary course of the subsidiary’s business. Each transaction was executed on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

The Compensation Committee has reviewed and approved the following compensation since January 1, 2015:

•

Heather Kemper Miller—who is the sister of J. Mariner Kemper and Alexander C. Kemper—is employed as the Executive Vice President of Sales, Marketing, and Communication for UMB. Ms. Miller’s compensation in 2015 totaled $359,492, which included (1) $196,615 in salary, (2) $66,877 under the 2014 STIP, and (3) Performance Shares, Options, and Service Shares under the 2015 LTIP that were valued at $96,000 on the grant date. Ms. Miller’s salary effective March 28, 2016, will be $200,000, and she has been awarded in 2016 (a) $69,300 under the 2015 STIP and (b) Performance Shares, Options, and Service Shares under the 2016 LTIP that were valued at $99,000 on the grant date.

There has been no transaction since January 1, 2015, that is required to be reported under Item 404(a) but that did not require review and approval or ratification under the Statement of Policy and Process or for which the Statement of Policy and Process was not followed.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes material elements of the compensation that has been awarded to, earned by, or paid to the following named executive officers (the “Executives”) for all services rendered in all capacities to UMB and its subsidiaries for 2015:

•	J. Mariner Kemper, who until November 2, 2015, was the Chairman and Chief Executive Officer of UMB and who since November 2, 2015, has been the Chairman, President, and Chief Executive Officer of UMB;

•

Michael D. Hagedorn, who until November 2, 2015, was the Vice Chairman of UMB and the President and Chief Executive Officer of the Bank and who since November 2, 2015, has been the Vice Chairman and Executive Vice President—Chief Financial Officer of UMB and the President and Chief Executive Officer of the Bank;

•	Andrew J. Iseman, who is the Chief Executive Officer of Scout Investments, Inc. (“Scout”);

•	Scott A. Stengel, who is the Executive Vice President—General Counsel and Secretary of UMB;

•	Anthony J. Fischer, who is the President of UMBFS;

•

Brian J. Walker, who until November 2, 2015, was the Executive Vice President—Chief Financial Officer and Chief Accounting Officer of UMB and who since November 2, 2015, has been the Executive Vice President—Chief Accounting Officer of UMB; and

•

Peter J. deSilva, who until November 2, 2015, was the President and Chief Operating Officer of UMB, who until January 6, 2016, was the Vice Chairman of the Bank, and who departed UMB on January 6, 2016.

This Compensation Discussion and Analysis also describes relevant actions involving the compensation of the Executives since the end of 2015 until the date of this proxy statement.

Objectives of Our Executive-Compensation Program

The Compensation Committee has adopted executive-compensation principles (the “Executive-Compensation Principles”) to guide its policies, practices, and decisions.

These Executive-Compensation Principles identify three goals for UMB’s executive-compensation program:

Design of Our Executive-Compensation Program

The following key considerations guide the Compensation Committee in structuring our executive-compensation program and in making individual compensation decisions:

2015 Business Highlights

All three goals of our executive-compensation program were reflected in UMB’s performance during 2015.

Our highest priority continued to be the creation of long-term value for our shareholders.

TOTAL SHAREHOLDER RETURN

December 2005 – December 2015

Source: SNL Financial. Returns assume a reinvestment of dividends.

Yet another meaningful step in that regard occurred on May 31, 2015, when we closed our acquisition of Marquette Financial Companies (“Marquette”) and its $1.4 billion in assets. Marquette expanded our banking presences in Phoenix-Scottsdale and Dallas-Ft. Worth, broadened our product offerings with two national specialty-lending businesses, and added a balance sheet that complemented our own.

During 2015, however, we disclosed actual and estimated costs associated with acquiring and integrating Marquette, higher equipment and compliance expenses due to regulatory and other demands, significant net outflows from Scout’s equity strategies, and the need for continuing investments in UMB’s other diversified businesses. For the year, our earnings were $116.1 million ($2.44 per diluted share), which represented a decrease of $4.6 million or 3.8% compared to 2014.

Against this backdrop and with a focus on long-term shareholder value, we announced in 2015 an efficiency initiative to enhance operating leverage and to improve customer experience. Excluding estimated severance costs and Marquette-related synergies, this efficiency initiative resulted in $9.5 million in cost savings in 2015, and we expect to recognize $21.0 million in cost savings in 2016 and $32.9 million in annualized cost savings beginning in 2017.

We also reaffirmed our commitment to balanced risk-taking during 2015. Average loans for the year were $8.4 billion (a 20.8% increase compared to 2014), and still, net loan charge-offs as a percentage of average loans were 0.12% (down from 0.22% in 2014). Our average cost of interest-bearing liabilities for 2015 was 0.19%. At December 31, 2015—factoring in non-interest-bearing demand deposits, which represented 41.8% of total deposits—our cost of funds was 0.12%. Our common equity tier 1 capital ratio at the end of 2015 remained strong at 11.74%.

As in the past, moreover, no element of our success in 2015 would have been possible without a focus on our customers—including those who have been loyal to us for generations and those whom we are just coming to know. To them we owe the unparalleled customer experience, and without them we cannot continue to thrive.

Elements of Executive Compensation

We utilize four fundamental elements of compensation: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation, and (4) other benefits and perquisites.

Base Salary

Salary provides a market-competitive baseline of cash compensation, generally in the form of fixed bi-weekly payments. The salaries of our Executives are established by (1) using peer-group or industry data to identify comparative medians and quartiles and (2) adjusting off the median and quartiles to reflect the Executive’s individual performance, strategic value, leadership, responsibilities, competency, and experience.

Short-Term Incentive Compensation

Short-term incentive compensation generally takes the form of an annual cash bonus and is used to reward superior performance primarily over the short term.

All of the Executives, except Messrs. Iseman and Fischer, participate in annual programs that are established for designated officers and other associates of UMB or its subsidiaries under the Short-Term Incentive Compensation Plan (as adopted by the Board, the “Umbrella STIP”). In February, the Compensation Committee approves the annual short-term incentive compensation program (the “STIP”) under the Umbrella STIP, and a target bonus percentage of the Executive’s salary is identified based on comparative peer-group or industry data and the Executive’s position, strategic value, leadership, responsibilities, competency, and experience. In February of the following year, the Compensation Committee adjusts this percentage and the related bonus payment under the STIP based on the Executive’s individual risk-based performance during the prior year and bonus-pool availability (which is a function of company-wide performance during the prior year).

Due to competitive considerations in the investment-management and asset-servicing industries, an individual variable award performance program (a “VAPP”) is established for each of Messrs. Iseman and Fischer. In February—as with the other Executives—a target bonus percentage of salary is identified based on comparative peer-group or industry data and the Executive’s position, strategic value, leadership, responsibilities, competency, and experience. In February of the following year, the Compensation Committee adjusts this percentage and the related bonus payment based on the Executive’s risk-based performance during the prior year and bonus-pool availability (which is largely a function of business-line performance during the prior year).

Long-Term Incentive Compensation

Long-term incentive compensation takes the form of performance-based restricted UMB stock (the “Performance Shares”), non-qualified options for UMB stock (the “Options”), service-based restricted UMB stock (the “Service Shares,” and together with the Performance Shares and the Options, the “Equity-Based Awards”), and deferred cash awards. All of these are used to attract and retain talent and to reward superior performance over the long or short term. In addition, grants of Equity-Based Awards are generally approved in a manner that satisfies the exemption from Section 16(b) of the Exchange Act.

All of the Executives, except Mr. Iseman, participate in annual programs that are established for designated officers and other associates of UMB or its subsidiaries under the Long-Term Incentive Compensation Plan (as adopted by the Board and approved by our shareholders, the “Umbrella LTIP”). In February, the Compensation Committee (1) approves the annual long-term incentive compensation program (the “LTIP”) under the Umbrella LTIP, (2) establishes for Performance Shares under the LTIP one or more long-term objective performance standards from among those permitted under the Umbrella LTIP—such as core earnings per share—that further the goals of our executive-compensation program, and (3) identifies the mix, values, and vesting periods for the Executive’s potential Equity-Based Awards based on comparative peer-group or industry data and the Executive’s position, strategic value, leadership, responsibilities, competency, and experience. In January of the year or years when the performance standard for Performance Shares must be measured, the Compensation Committee makes that determination and certifies whether and to what extent the Performance Shares have been earned and have vested.

Mr. Iseman participates in the Scout Investments Retention and Annual Performance Program (the “Scout Program”) associated with the Umbrella LTIP. Under the Scout Program, if Scout’s operating margin for a year (the

“performance year”) equals or exceeds a specified threshold, an annual bonus pool is created the following February using a percentage of the net income generated by Scout during the performance year in excess of a baseline. Each award from this bonus pool (a) is approved by the Compensation Committee that following February, (b) is granted one-half in the form of deferred cash and one-half in the form of Service Shares, and (c) vests in three equal installments on the first business day of the first, second, and third calendar years following the year of the grant. Mr. Iseman’s maximum percentage share of a potential bonus pool is set by the Compensation Committee in February of the applicable performance year and cannot later be adjusted upward. The structure of the Scout Program, including the allocations of awards, is influenced in a meaningful way by competitive considerations in the investment-management industry.

The use of Equity-Based Awards, in the view of the Compensation Committee, generally aligns the interests of the Executives with those of our shareholders, incents forward-looking and sustained performance, and drives balanced risk-taking. In selecting the mix of Equity-Based Awards, the Compensation Committee judges (i) Performance Shares to be especially useful for encouraging behavior that increases the fundamental value of UMB and creates long-term value for our shareholders, (ii) Options to be especially useful for encouraging behavior that increases the share price of UMB stock, and (iii) Service Shares to be especially useful for retaining talent. The Compensation Committee also utilizes vesting periods for Performance Shares, Options, Service Shares, and deferred cash awards to promote retention and to reward consistent and sustained performance.

Other Benefits and Perquisites

A variety of non-cash benefits and perquisites are offered in the markets and regions where UMB competes for executive talent. The Compensation Committee, however, generally favors the provision of standard benefits to all of UMB’s associates (including the Executives) and a restrained and judicious use of perquisites.

The Compensation Committee and Our Executive-Compensation Process

The Compensation Committee has exclusive authority to determine the compensation of each Section 16 Officer and to determine the equity-based compensation of all directors of UMB and all associates of UMB or its subsidiaries. The Compensation Committee may not delegate this authority to any officer or other associate of UMB or its subsidiaries but has authorized the Chair of the Compensation Committee (as well as any other member of the Compensation Committee designated by the Chair) to approve, on behalf of the entire Compensation Committee, compensation that falls within its exclusive jurisdiction and that is being offered to prospective new hires or at-risk associates.

Compensation decisions, including those for Section 16 Officers, are primarily made in February after our Board has held its first regular meeting of the year and we have announced earnings and other financial results for the prior year. Mr. Kemper, with assistance from our Human Resources Department, reviews the performance of the other Section 16 Officers with the Compensation Committee and offers recommendations on the amount and mix of their compensation. No Section 16 Officer participates with the Compensation Committee in its review of that officer’s performance or in its determination of that officer’s compensation.

The Compensation Committee also receives research, analytical services, advice, and recommendations from Hay Group, Inc. (“Hay”). Hay is a global management consulting firm affiliated with Korn Ferry and has served as a consultant to the Compensation Committee since its initial engagement in 2008. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of Hay. As in prior years, Hay supplied the Compensation Committee with advice on our Executive-Compensation Principles, assessments of the structure and design of our executive-compensation program, comparative peer-group and industry data and analyses, updates on regulatory developments, and recommendations on the amount and mix of compensation for Mr. Kemper and our directors. Representatives of Hay attended, in person or by telephone, all of the Compensation Committee’s meetings since the beginning of 2015.

The Compensation Committee, in January 2015 and January 2016, considered the independence factors enumerated in SEC Rule 10C-1(b) and NASDAQ Listing Rule 5605(d) before selecting or receiving further advice from Hay.

The Compensation Committee has not identified any work of Hay that raises a conflict of interest. Hay did not provide additional services to UMB or its affiliates—as opposed to the Compensation Committee—in an amount in excess of $120,000 during 2015.

Hay provided the Compensation Committee with comparative analyses based on (1) proxy data from the peer group approved by the Compensation Committee and (2) industry data from the Hay Group General Industry Compensation Report. The peer group is selected on the basis of asset size, standard industry classification codes, mix of business lines, annual revenue, market capitalization, geographic scope, and other factors judged by the Compensation Committee to be relevant. The peer group approved and used by the Compensation Committee in February 2015 was the same one that had been used in 2014:

BancorpSouth, Inc.	FirstMerit Corporation
BOK Financial Corporation	National Penn Bancshares, Inc.
Boston Private Financial Holdings, Inc.	Old National Bancorp
City National Corporation	Susquehanna Bancshares, Inc.
Commerce Bancshares, Inc.	Trustmark Corporation
Cullen/Frost Bankers, Inc.	Valley National Bancorp
First Citizens BancShares, Inc.	Webster Financial Corporation
First Midwest Bancorp, Inc.	Wintrust Financial Corporation

During 2015, with assistance from Hay, the Compensation Committee conducted a comprehensive assessment of the peer group. Based on the growth and evolution of UMB (including the acquisition of Marquette), absolute and relative changes in the financial performance and other metrics of midsize banking organizations, and mergers and acquisitions involving midsize banking organizations, a revised peer group was approved and used by the Compensation Committee in February 2016:

BancorpSouth, Inc.	Prosperity Bancshares, Inc.
BOK Financial Corporation	Signature Bank (New York)
Commerce Bancshares, Inc.	SVB Financial Group
Cullen/Frost Bankers, Inc.	Texas Capital Bancshares, Inc.
First Citizens BancShares, Inc.	Trustmark Corporation
FirstMerit Corporation	Valley National Bancorp
Hancock Holding Company	Webster Financial Corporation
Old National Bancorp	Wintrust Financial Corporation
PrivateBancorp, Inc.

Other Executive-Compensation Policies and Practices

No Employment Agreements

The Compensation Committee generally disfavors executive employment agreements, and no Section 16 Officer is a party to one with us. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for more information.

Ownership of UMB Stock

The Board believes that stock-ownership guidelines for directors and senior officers further align their interests with those of our shareholders. As a result, stock-ownership guidelines have been incorporated into our Governance Guidelines.

Each director is expected, at a minimum, to own 4,000 shares of UMB stock, vested options with an in-the-money equivalent value, or a combination of the foregoing. Each of the following senior officers is expected, at a minimum, to own shares of UMB stock with the applicable market value, vested options with an in-the-money equivalent value, or a combination of the foregoing:

•	President and Chief Executive Officer – 5 times base salary;

•	Chief Financial Officer and Chief Executive Officer of the Bank – 4 times base salary; and

•	other Executive Vice Presidents and Senior Vice Presidents who participate in a long-term incentive compensation plan with a target award level of 30% or more – 2 times base salary.

Unvested shares held through the Profit-Sharing Plan or the ESOP and unvested Performance Shares and Service Shares are counted toward these minimums.

Each director or senior officer is expected to come into compliance with these stock-ownership guidelines within five years of being employed in or promoted to an applicable position. In January 2016, the Compensation Committee reviewed the holdings of our directors and Section 16 Officers as of December 31, 2015. All were found to be within a conformance period or in full compliance as of that date, except Mr. Iseman with 61% of his minimum amount.

No Hedging of UMB Stock

Our Governance Guidelines prohibit directors and Section 16 Officers from engaging in short-term speculative trading in UMB’s securities. Prohibited transactions include (1) a short sale (that is, a sale of borrowed securities by an investor who hopes to buy the securities later at a lower price and thus make a profit), (2) a short sale against the box (that is, a short sale of owned securities to lock in gains or prevent additional losses), (3) a put or call option (that is, a right to sell or buy securities at a specified price within a specified period of time), including a covered call, and (4) a hedge or any other type of derivative or speculative arrangement that has a similar economic effect without the full risk or benefit of ownership.

The Board believes that this prohibition further aligns the interests of directors and Section 16 Officers with those of shareholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and Section 16 Officers from subjecting themselves to an actual or potential conflict of interest with UMB or creating the appearance of such a conflict.

Claw-Back of Compensation

In January 2012, the Board approved a claw-back policy (the “Claw-Back Policy”) to formalize UMB’s right to recover cash- or equity-based incentive compensation that was awarded on the basis of incorrect or incomplete measurements of performance or illegal, dishonest, fraudulent, or intentional misconduct. The Claw-Back Policy was modeled on a similar policy that had been adopted by the Compensation Committee in February 2010.

The Compensation Committee is charged with determining whether a recovery of incentive compensation is appropriate under the Claw-Back Policy and, if so, in what amount. The amount to be recovered, however, may not be less than that required under the Dodd-Frank Wall Street Reform and Consumer Protection Act. A recipient must be notified within 36 months after the date when cash-based incentive compensation was received or equity-based incentive compensation vested in order for its recovery to be sought.

Say-on-Pay Advisory Vote

In 2015 and 2016, the Compensation Committee considered the results of the non-binding say-on-pay advisory vote that had been held at our 2014 annual meeting of shareholders. The compensation paid to our named executive officers at that time was overwhelmingly approved, with 97.1% of the votes represented being in favor. The Compensation Committee has interpreted this vote as an endorsement of our Executive-Compensation Principles and the overall design and structure of our executive-compensation program.

At our 2011 annual meeting of shareholders, in what is commonly known as a non-binding say-when-on-pay advisory vote, our shareholders voted in favor of us holding say-on-pay advisory votes every third calendar year. Section 14A of the Exchange Act and SEC Rule 14a-21 require us to hold a non-binding say-when-on-pay advisory vote at least every sixth calendar year. As a result, we expect that the next non-binding say-on-pay and say-when-on-pay advisory votes will be held at our 2017 annual meeting of shareholders.

Internal Revenue Code Section 162(m)

The use of Performance Shares under the Umbrella LTIP is influenced in part by Section 162(m) of the Internal Revenue Code of 1986 as amended, which precludes a publicly held corporation from deducting specified compensation that is paid to a covered employee in excess of one million dollars for the taxable year. Performance-based compensation, however, is fully deductible if conditions identified in Section 162(m) and Treasury Regulation § 1.162-27 are satisfied.

In structuring performance-based awards, the Compensation Committee considers—though is not rigidly constrained in its decisionmaking by—the provisions of Section 162(m) and associated consequences for UMB’s tax position. Compensation that cannot be deducted under Section 162(m) may be approved to the extent judged by the Compensation Committee to be appropriate and in the best interests of UMB and its shareholders.

Options

The Compensation Committee generally grants Options at a price equal to the closing market price of UMB stock on the grant date and uses the Black-Scholes model to establish their value. The Compensation Committee has exclusive authority over the grant date for each Option. No grant date is selected for the purpose of affording an advantage to directors or associates of UMB due to an actual or anticipated public disclosure of material information relating to UMB (positive or negative) or any other information that would be likely to affect the value of the related Options.

Compensation Awarded to the Executives for 2015

General Considerations for 2015

The Compensation Committee weighed a number of general considerations in setting the compensation of each Executive for 2015. In doing so, rigid and formulaic approaches were avoided in favor of more holistic assessments that took account of both quantitative and qualitative factors.

Prominent among the Compensation Committee’s considerations were the performance of UMB and the long-term value created for shareholders.

•

When making compensation assessments and decisions in February 2015—which covered 2015 salary, long-term incentive compensation under the 2015 LTIP, and 2015 benefits and perquisites—the Compensation Committee reviewed UMB’s performance in 2014. That year, we stayed true to our commitment to balanced risk-taking despite challenging interest-rate and other economic conditions and recorded earnings of $120.7 million ($2.65 per diluted share), which represented a decrease of $13.3 million compared to 2013. Still, average loans for 2014 were $7.0 billion, a 12.1% increase compared to 2013, and our nonperforming loans as a percentage of loans at December 31, 2014, were 0.37%. Revenue from our fee-based businesses represented 58.8% of total revenue for 2014. Total assets under management increased 3.4% year-over-year to $42.8 billion as of December 31, 2014, and total assets under administration increased 3.8% year-over-year to $198.3 billion as of December 31, 2014. Our cost of interest-bearing liabilities for 2014 was 0.15%, and factoring in non-interest-bearing demand deposits (which represented 41.4% of total deposits as of December 31, 2014), the cost of funds was 0.10%. Our tier 1 capital ratio remained strong at 13.29%. And we announced on December 15, 2014, the definitive agreement to acquire Marquette.

•

When taking actions involving 2015 compensation in February 2016—which covered short-term incentive compensation under the 2015 STIP and awards for 2015 under VAPPs and the Scout Program—the Compensation Committee reviewed UMB’s performance in 2015. See “2015 Business Highlights” earlier in this Compensation Discussion and Analysis.

In addition, Hay presented the Compensation Committee with comparative peer-group and industry analyses of the compensation paid to Mr. Kemper. See “The Compensation Committee and Our Executive-Compensation Process” earlier in this Compensation Discussion and Analysis. Our Human Resources Department gathered industry data from several sources and, likewise, supplied comparative analyses of the compensation paid to the other Executives.

•

In February 2015, data drawn from 2014 was reviewed by the Compensation Committee. Peer-group and industry data was examined for Messrs. Kemper, Hagedorn, and deSilva and compared to their total compensation for 2014, and industry data alone was examined for Messrs. Iseman, Fischer, and Walker and compared to their total compensation for 2014. Mr. Stengel was not included as a Section 16 Officer during the applicable time, and as a result, no comparative data on his compensation was reviewed.

Executive	Total Actual Compensation as a Percentage of the 50th Percentile (Industry Data)	Total Actual Compensation as a Percentage of the 50th Percentile (Peer-Group Data)
J. Mariner Kemper	108%	93%
Michael D. Hagedorn	120%	103%
Andrew J. Iseman	51%	N/A
Anthony J. Fischer	105%	N/A
Brian J. Walker	87%	N/A
Peter J. deSilva	135%	184%

•

In February 2016, data taken from 2015 was reviewed by the Compensation Committee, and the analyses took into account recent changes in our executive leadership. See “Overview” earlier in this Compensation Discussion and Analysis. Peer-group and industry data was examined for Mr. Kemper and compared to his total compensation for 2015, and industry data alone was examined for Messrs. Hagedorn, Iseman, Stengel, Fischer, and Walker and compared to their recommended total compensation for 2016. Because of Mr. deSilva’s departure from UMB on January 6, 2016, no comparative data on his compensation was reviewed.

Executive	Total Actual or Recommended Compensation as a Percentage of the 50th Percentile (Industry Data)	Total Actual Compensation as a Percentage of the 50th Percentile (Peer-Group Data)
J. Mariner Kemper	113%	102%
Michael D. Hagedorn	154%	N/A
Andrew J. Iseman	78%	N/A
Scott A. Stengel	71%	N/A
Anthony J. Fischer	67%	N/A
Brian J. Walker	92%	N/A

To aid its deliberations on how the different elements of compensation relate to one another, fit together to form a total compensation package, and further the goals of our executive-compensation program, the Compensation

Committee in February 2015 and February 2016 reviewed a tally sheet for each Section 16 Officer. This tally sheet reflected the value of each element of compensation that was realized by the officer in 2014 or 2015 respectively, any additional element that was realizable but not realized by the officer in 2014 or 2015 respectively (for example, Options that had vested in or prior to 2014 or 2015 but that had not yet been exercised), and contingent payments and benefits that had been approved for the officer (for example, cash- or equity-based awards that could be received upon death, disability, or a change in control of UMB).

Considerations Involving Short-Term Incentive Compensation for 2015

In February 2015—consistent with the preference for performance-based compensation standards, market-based compensation, and company-wide goals—the Compensation Committee approved a 2015 STIP with a bonus pool tied to UMB’s core after-tax net income (80% weight) and core return on average equity (20% weight), in each case, with interpolation between rows:

2015 Core After-Tax Net Income as a Percentage of the Financial Target	2015 Core After-Tax Net Income	2015 STIP Bonus Pool Funding as a Percentage of the Target Bonus Pool	2015 STIP Bonus Pool (80% Weight) (as adjusted in February 2016 to accommodate changes in participants during 2015)

Less Than 80%	$99.0 Million or Less	0%	$0

80%	$99.1 Million	33%	$2.2 Million

90%	$111.5 Million	67%	$4.5 Million

100%	$123.9 Million	100%	$6.7 Million

110%	$136.3 Million	133%	$8.9 Million

120%	$148.7 Million	167%	$11.2 Million

130% or Greater	$161.1 Million or More	200%	$13.4 Million (Capped)

2015 Core Return on Average Equity as a Percentage of the Financial Target	2015 Core Return on Average Equity	2015 STIP Bonus Pool Funding as a Percentage of the Target Bonus Pool	2015 STIP Bonus Pool (20% Weight) (as adjusted in February 2016 to accommodate changes in participants during 2015)

Less Than 80%	6.08% or Less	0%	$0

80%	6.09%	33%	$0.6 Million

90%	6.86%	67%	$1.1 Million

100%	7.62%	100%	$1.7 Million

110%	8.38%	133%	$2.2 Million

120%	9.14%	167%	$2.8 Million

130% or Greater	9.91% or More	200%	$3.3 Million (Capped)

“Core” income, returns, or similar financial results are based on the corresponding results as reported under generally accepted accounting principles, with discretion reserved to make objective adjustments for gains, losses, or circumstances that the Compensation Committee identifies as being fair and appropriate—such as (1) a gain or loss on the sale of non-earning assets, (2) a gain or loss on the sale or discontinuance of a business, product, or service, (3) a gain or loss on a branch closing, (4) expenses associated solely with the acquisition of a business, (5) severance costs, (6) litigation reserves, and (7) other items unrelated to core results (such as unrealized gains or losses on specified alternative investments that had been acquired). The Compensation Committee retained exclusive authority over the calculation of core after-tax net income and core return on average equity under the 2015 STIP and the right to consult with the Audit Committee to the extent appropriate.

In February 2016, the Compensation Committee determined under the 2015 STIP that (a) core after-tax net income had been $133.51 million, which represented 107.76% of the target, and (b) core return on average equity had been 7.39%, which represented 96.98% of the target. Taken together and weighted, these results would have given rise to a bonus pool of $9.92 million under the 2015 STIP. In light of the efficiency initiative implemented by UMB in 2015, however, the Compensation Committee exercised its discretion under the 2015 STIP to decrease the pool by $1.54 million to $8.38 million. Individual awards approved and distributed from the pool to the Executives, except Messrs. Iseman and Fischer, are described later in this Compensation Discussion and Analysis.

For Mr. Iseman—consistent with the preference for performance-based compensation standards, market-based compensation, and, in this case, primarily business-line goals—the Compensation Committee in February 2015 approved a VAPP with the following goals: (i) Scout’s financial performance in 2015, with a focus on pre-allocation net income (56%), (ii) Scout’s net inflows for funds and separately managed accounts (16%), (iii) UMB’s core after-tax net income (8%), and (iv) performance under UMB’s manager standards (20%). For Mr. Fischer—consistent with the same preferences—the Compensation Committee in February and March 2015 approved a VAPP with the following goals: (A) UMBFS’s core pre-tax adjusted net income (32%), (B) UMB’s core after-tax net income (8%), (C) UMBFS’s gross sales (8%), (D) associate development and client retention at UMBFS (8%), (E) development of UMBFS’s operating strategy (8%), (F) establishment of business metrics for UMBFS (8%), (G) personal development (8%), and (H) performance under UMB’s manager standards (20%). The awards approved and distributed to Messrs. Iseman and Fischer under their VAPPs are described later in this Compensation Discussion and Analysis.

Considerations Involving Long-Term Incentive Compensation for 2015

In February 2015—consistent with the preference for performance-based compensation standards, longer performance periods, equity-based compensation, market-based compensation, and company-wide goals—the Compensation Committee approved a 2015 LTIP with a performance standard for Performance Shares based on three-year (2015, 2016, and 2017) cumulative core after-tax earnings per share (“3-Year EPS”). A threshold level and a target level for 3-Year EPS were established under the 2015 LTIP, using the budget that had been approved by the Board in January 2015 as a baseline and historical compound annual growth rates in core net income for projections in 2016 and 2017. Achieving or exceeding the target level of 3-Year EPS would result in 100% of the Performance Shares being earned, while reaching the threshold level would result in 50% of the Performance Shares being earned. If 3-Year EPS were to fall between those two levels, the percentage earned would be interpolated. Failing to meet the threshold level would result in 0% of the Performance Shares being earned.

The Compensation Committee concluded, in light of challenging interest-rate and other economic conditions and budgetary headwinds, that achieving the target level would require strong financial and operating performance from UMB and that a 100% award would be commensurate with such a result. The threshold level also was viewed as appropriately demanding and, therefore, as commensurate with a 50% award. In establishing these levels, the Compensation Committee also took particular note of the lack of any upside award if performance were to exceed the target level and the hard floor at the threshold level. Similar to the 2015 STIP, the Compensation Committee retained exclusive authority over the calculation of 3-Year EPS, the right to consult with the Audit Committee to the extent appropriate, and the right to make objective adjustments in the calculations.

To promote retention and to reward consistent and sustained performance, the Compensation Committee decided on the following vesting periods for Equity-Based Awards under the 2015 LTIP:

Years after Grant	Service Shares	Performance Shares	Options

Less Than 3 Years	0%	0%	0%

3 Years	50%	Percentage Based on	50%

4 Years	75%	3-Year EPS	75%

5 Years	100%	(2015, 2016, and 2017)	100%

As discussed earlier for Mr. Iseman—consistent with the preference for performance-based compensation standards, equity-based compensation, market-based compensation, and, in this case, primarily business-line goals—the Compensation Committee in February 2015 approved his participation in the Scout Program rather than the 2015 LTIP.

Mr. Kemper’s Compensation for 2015

The Compensation Committee believes that, as the Chairman, President, and Chief Executive Officer of UMB, Mr. Kemper should be evaluated primarily on the basis of the risk-based performance of UMB and its segments—such as financial results against budget, succession planning, continued success in diversifying revenue streams, and increased efficiency—as well as his individual leadership and strategic vision.

In February 2015, the Compensation Committee assessed Mr. Kemper’s performance during 2014 in this context. The $13.3 million decrease in UMB’s full-year earnings from 2013 to 2014 was acknowledged, but the Compensation Committee also noted that UMB’s equity earnings on Prairie Capital Management, LLC’s alternative investments had decreased $15.1 million over the same period and that challenging interest-rate and other economic conditions had persisted throughout 2014 and into 2015. As a result, the Compensation Committee concluded that his total compensation should continue to be moved gradually over time to a point between the 50th and 75th percentiles of comparable chief executive officers and should have an increasing emphasis on equity-based compensation. This medium-term plan would strike the proper balance between rewarding current performance and creating forward-looking incentives and would enable the Compensation Committee to alter course if performance were to fall off.

Prior to the Compensation Committee’s deliberations, however, Mr. Kemper had highlighted UMB’s public disclosures about increasing expenses. See “2015 Business Highlights” earlier in this Compensation Discussion and Analysis. Against this backdrop, Mr. Kemper had suggested that his salary for 2015 not be raised. Respecting the example that Mr. Kemper had proposed to set, the Compensation Committee decided—consistent with the preference for performance-based compensation standards, longer performance periods, equity-based compensation, market-based compensation, and company-wide goals—(1) to hold his salary for 2015 at $862,110, (2) to hold his 2015 STIP target percentage at 100% of salary, and (3) to approve a grant for him under the 2015 LTIP with a value equal to $1.5 million.

Due to Mr. Kemper’s role as the Chairman and Chief Executive Officer of UMB during 2014, the Compensation Committee concluded that his Equity-Based Awards should continue to be weighted more toward Performance Shares and Options. This approach, in the Compensation Committee’s view, would further orient his incentives toward increasing the fundamental value of UMB, creating long-term value for shareholders, and increasing the share price of UMB stock. On this basis, the Equity-Based Awards for Mr. Kemper under the 2015 LTIP took the following form: 40% in Performance Shares, 35% in Options, and 25% in Service Shares.

In February 2016, the Compensation Committee adopted the same approach to evaluating Mr. Kemper’s contributions and considered a number of developments during 2015—including the financial and operating performance of UMB and its segments, the successful acquisition of Marquette, the efficiency initiative, and changes in UMB’s executive leadership. See “Overview” and “2015 Business Highlights” earlier in this Compensation Discussion and Analysis. On this basis, the Compensation Committee decided (a) to award him a bonus under the 2015 STIP at 100% of his 100% target, which equaled $862,110, (b) to hold his salary for 2016 at $862,110, and (c) to approve a grant for him under the 2016 LTIP with a value equal to $1.8 million. His Equity-Based Awards under the 2016 LTIP were weighted slightly more toward Performance Shares and slightly less toward Options, with 50% in Performance Shares, 25% in Options, and 25% in Service Shares.

This is an outline of Mr. Kemper’s compensation for 2015 compared to 2014:

Executive	Salary			STIP Award		LTIP Grant

	2015 (Effective March 16, 2015)	2014 (Effective March 17, 2014)	Increase	2015 (Determined and Paid in February 2016)	2014 (Determined and Paid in February 2015)	2015 (Determined and Fixed in February 2015)	2014 (Determined and Fixed in February 2014)

J. Mariner Kemper	$862,110	$862,110	0%	$862,110 (100% of 12/31/15 Salary from a Target of 100% of 12/31/15 Salary)	$948,321 (110% of 12/31/14 Salary from a Target of 100% of 12/31/14 Salary)	Value of $1,500,000	Value of $1,200,000

Mr. Hagedorn’s Compensation for 2015

Mr. Hagedorn was appointed the President and Chief Executive Officer of the Bank in January 2014, and his objectives for the year were centered around management of the Bank’s reorganized leadership team, regulatory compliance, community involvement, individual leadership, and support for Mr. Walker as the newly promoted Chief Financial Officer. In February 2015, the Compensation Committee concluded that Mr. Hagedorn had generally met or exceeded his objectives in 2014 and that, as contemplated in February 2014, his total compensation should continue to be moved gradually over time to a point between the 50th and 75th percentiles of comparable executives and should have an increasing emphasis on equity-based compensation. For the same reasons noted in connection with his own compensation, however, Mr. Kemper had recommended that Mr. Hagedorn’s salary for 2015 not be raised more than 5%. A decision was thus made—consistent with the same executive-compensation preferences noted in connection with Mr. Kemper—(1) to raise Mr. Hagedorn’s salary for 2015 to $450,000 (a 5.1% increase compared to 2014), (2) to hold his 2015 STIP target percentage at 65% of salary, and (3) to approve a grant for him under the 2015 LTIP with a value equal to $550,000. The Compensation Committee also concluded that his Equity-Based Awards—like those for Mr. Kemper—should continue to be weighted more toward Performance Shares and Options to further align his interests with those of shareholders. On this basis, the Equity-Based Awards for Mr. Hagedorn under the 2015 LTIP took the following form: 40% in Performance Shares, 35% in Options, and 25% in Service Shares.

For 2015, Mr. Hagedorn’s objectives covered the acquisition and integration of Marquette, leadership as the President and Chief Executive Officer of the Bank, development of a technology-upgrade plan for the Bank, community and civic leadership, leadership on UMB’s important initiatives, and performance under UMB’s manager standards. In addition, with the changes in UMB’s executive leadership that were effective November 2, 2015, he was appointed Chief Financial Officer of UMB on an interim basis. In February 2016, the Compensation Committee concluded that Mr. Hagedorn had performed well in 2015 and had generally met or exceeded his objectives. On this basis, the Compensation Committee decided (a) to award him a bonus under the 2015 STIP at 100% of his 65% target, which equaled $292,500, (b) to raise his salary for 2016 to $475,000 (a 5.6% increase compared to 2015), and (c) to approve a grant for him under the 2016 LTIP with a value equal to $575,000. Like those for Mr. Kemper, Equity-Based Awards for Mr. Hagedorn under the 2016 LTIP were weighted slightly more toward Performance Shares and slightly less toward Options, with 50% in Performance Shares, 25% in Options, and 25% in Service Shares. Further, in light of the changes in UMB’s executive leadership, the Compensation Committee determined that market and retention considerations warranted an additional grant of $450,000 in Service Shares to Mr. Hagedorn under the 2016 LTIP, with 50% vesting on the second anniversary of the grant and 50% vesting on the third anniversary of the grant.

This is an outline of Mr. Hagedorn’s compensation for 2015 compared to 2014:

Executive	Salary			STIP Award		LTIP Grant

	2015 (Effective March 16, 2015)	2014 (Effective March 17, 2014)	Increase	2015 (Determined and Paid in February 2016)	2014 (Determined and Paid in February 2015)	2015 (Determined and Fixed in February 2015)	2014 (Determined and Fixed in February 2014)

Michael D. Hagedorn	$450,000	$428,274	5.1%	$292,500 (65% of 12/31/15 Salary from a Target of 65% of 12/31/15 Salary)	$306,216 (71.5% of 12/31/14 Salary from a Target of 65% of 12/31/14 Salary)	Value of $550,000	Value of $450,000

Mr. Iseman’s Compensation for 2015

Mr. Iseman’s objectives in 2014 were grounded primarily in Scout’s performance (including revenue, pre-allocation net income, and net inflows) and secondarily in the performance of UMB. In February 2015, the Compensation Committee used both quantitative and qualitative assessments in judging his performance in 2014 and—against the backdrop of its preference to retain a heavier emphasis on incentive compensation for Mr. Iseman through his VAPP and the Scout Program—(1) held his salary for 2015 at $415,000, (2) held the target percentage under his 2015 VAPP at 125% of salary, and (3) increased his maximum percentage share of the potential 2015 Scout Program bonus pool to 19.45%.

Objectives for Mr. Iseman in 2015 were cast in a form similar to those in 2014. See “Compensation Awarded to the Executives for 2015—Considerations Involving Short-Term Incentive Compensation for 2015” earlier in this Compensation Discussion and Analysis. In February 2016, the Compensation Committee used both quantitative and qualitative assessments in judging his performance in 2015 and awarded a bonus under his 2015 VAPP at 81.1% of salary on December 31, 2015, which equaled $336,685. Turning to the Scout Program, the Compensation Committee determined that Scout’s operating margin during 2015 had not equaled or exceeded the required threshold, and as a result, no annual bonus pool was established. See “Elements of Executive Compensation—Long-Term Incentive Compensation” earlier in this Compensation Discussion and Analysis for more information on the Scout Program. Consistent with the preference for performance-based compensation standards, equity-based compensation, market-based compensation, and, in this case, primarily business-line goals, the Compensation Committee decided to keep Mr. Iseman’s salary at the same level for 2016 but to decrease his maximum percentage share of the potential 2016 Scout Program bonus pool to 15.35%.

This is an outline of Mr. Iseman’s compensation for 2015 compared to 2014:

Executive	Salary			VAPP Award		Scout Program Award

	2015 (Effective March 16, 2015)	2014 (Effective March 17, 2014)	Increase	2015 (Determined and Paid in February 2016)	2014 (Determined and Paid in February 2015)	2015 (Maximum Percentage Determined and Fixed in February 2015)	2014 (Maximum Percentage Determined and Fixed in February 2014)

Andrew J. Iseman	$415,000	$415,000	0%	$336,685 (81.1% of 12/31/15 Salary from a Target of 125% of 12/31/15 Salary)	$426,000 (102.7% of 12/31/14 Salary from a Target of 125% of 12/31/14 Salary)	$0	$607,278 (13.75% of Scout Program Pool—Half in Deferred Cash Award and Half in Service Shares—with Ratable 3-Year Vesting)

Mr. Stengel’s Compensation for 2015

Mr. Stengel was named General Counsel and Secretary of UMB in January 2014, and his objectives for the year were tied to developing a plan to rationalize the management of the legal function, developing a plan to engage outside counsel in a more cost-effective way, implementing a reorganized committee structure for UMB, and developing a more consistent approach to the delivery of legal advice. Because Mr. Stengel had not been included as a Section 16 Officer during the applicable time, Mr. Kemper was charged with reviewing his performance and setting his compensation in February 2015. Consistent with the same executive-compensation preferences noted in connection with himself, Mr. Kemper (1) raised Mr. Stengel’s salary for 2015 to $350,000 (an 11.1% increase compared to 2014), (2) held his 2015 STIP target percentage at 35% of salary, and (3) proposed a grant for him under the 2015 LTIP with a value equal to $157,500, which was approved by the Compensation Committee. Due to Mr. Stengel’s leadership role within UMB, his Equity-Based Awards under the 2015 LTIP took the following form: 35% in Performance Shares, 35% in Options, and 30% in Service Shares.

For 2015, Mr. Stengel’s objectives covered leadership of the corporate legal function, implementation of a plan to engage outside counsel in a more cost-effective way, implementation of a more consistent approach to the delivery of legal advice, development of a government-relations infrastructure, and performance under UMB’s manager standards. In February 2016, the Compensation Committee concluded that Mr. Stengel had performed well in 2015 and had generally met or exceeded his objectives. On this basis, the Compensation Committee decided (a) to award him a bonus under the 2015 STIP at 100% of his 35% target, which equaled $122,500, (b) to raise his salary for 2016 to $367,500 (a 5% increase compared to 2015), and (c) to approve a grant for him under the 2016 LTIP with a value equal to $175,000. Like those for Mr. Kemper, Equity-Based Awards for Mr. Stengel under the 2016 LTIP were weighted more toward Performance Shares and less toward Options and Service Shares, with 50% in Performance Shares, 25% in Options, and 25% in Service Shares.

This is an outline of Mr. Stengel’s compensation for 2015 compared to 2014:

Executive	Salary			STIP Award		LTIP Grant

	2015 (Effective March 16, 2015)	2014 (Effective March 17, 2014)	Increase	2015 (Determined and Paid in February 2016)	2014 (Determined and Paid in February 2015)	2015 (Determined and Fixed in February 2015)	2014 (Determined and Fixed in February 2014)

Scott A. Stengel	$350,000	$315,000	11.1%	$122,500 (35% of 12/31/15 Salary from a Target of 35% of 12/31/15 Salary)	$109,721 (34.8% of 12/31/14 Salary from a Target of 35% of 12/31/14 Salary)	Value of $157,500	Value of $150,000

Mr. Fischer’s Compensation for 2015

Mr. Fischer was appointed President of UMBFS in July 2014, and his objectives for the year were grounded in associate development, operational performance, and strategic initiatives at UMBFS. In February 2015, the Compensation Committee used both quantitative and qualitative assessments in judging his performance in 2014 and decided (1) to raise his salary for 2015 to $283,000 (a 2.9% increase compared to 2014), (2) to hold the target percentage under his 2015 VAPP at 50% of salary, and (3) to approve a grant for him under the 2015 LTIP with a value equal to $137,500. Due to his leadership role within UMB, the Equity-Based Awards for Mr. Fischer under the 2015 LTIP took the following form: 35% in Performance Shares, 35% in Options, and 30% in Service Shares.

Objectives for Mr. Fischer in 2015 were established with a more pronounced emphasis on the financial performance of UMBFS. See “Compensation Awarded to the Executives for 2015—Considerations Involving Short-Term Incentive Compensation for 2015” earlier in this Compensation Discussion and Analysis. In February 2016, the Compensation Committee used both quantitative and qualitative assessments in judging his performance in 2015 and—consistent with the preference for performance-based compensation standards, equity-based compensation, market-based compensation, and, in this case, primarily business-line goals—elected (a) to award him a bonus under his 2015 VAPP at 44% of salary on December 31, 2015, which equaled $124,605, (b) to hold his salary for 2016 at $283,000, and (c) to approve a grant for him under the 2016 LTIP with a value equal to $141,500. Like those for Mr. Kemper, Equity-Based Awards for Mr. Fischer under the 2016 LTIP were weighted more toward Performance Shares and less toward Options and Service Shares, with 50% in Performance Shares, 25% in Options, and 25% in Service Shares.

This is an outline of Mr. Fischer’s compensation for 2015 compared to 2014:

Executive	Salary			VAPP Award		LTIP Grant

	2015 (Effective March 16, 2015)	2014 (Effective March 17, 2014)	Increase	2015 (Determined and Paid in February 2016)	2014 (Determined and Paid in February 2015)	2015 (Determined and Fixed in February 2015)	2014 (Determined and Fixed in February 2014)

Anthony J. Fischer	$283,000	$275,000	2.9%	$124,605 (44% of 12/31/15 Salary from a Target of 50% of 12/31/15 Salary)	$75,000 (Prorated after Promotion: 54.5% of 12/31/14 Salary from a Target of 50% of 12/31/14 Salary) Plus $75,912 (100% of Commissions Earned before Promotion)	Value of $137,500	Value of $33,000

Mr. Walker’s Compensation for 2015

Mr. Walker was named Chief Financial Officer of UMB in January 2014, and his objectives for the year spanned external reporting, capital adequacy and stress testing, the unparalleled customer experience, teamwork, and internal reporting. In February 2015, based on his continuing development in 2014 and consistent with the same executive-compensation preferences noted in connection with Mr. Kemper, the Compensation Committee (1) raised Mr. Walker’s salary for 2015 to $265,000 (a 10.4% increase compared to 2014), (2) held his 2015 STIP target percentage at 35% of salary, and (3) approved a grant for him under the 2015 LTIP with a value equal to $120,000. Due to his leadership role within UMB, the Equity-Based Awards for Mr. Walker under the 2015 LTIP took the following form: 35% in Performance Shares, 35% in Options, and 30% in Service Shares.

For 2015, Mr. Walker’s objectives were centered around financial reporting, the integration of Marquette, enhancements in the forecasting process, the unparalleled customer experience, teamwork, investor relations, and performance under UMB’s manager standards. In February 2016—based on his resignation as Chief Financial Officer effective November 2, 2015, and a review of his performance in that capacity and as Chief Accounting Officer throughout 2015—the Compensation Committee decided (a) to award him a bonus under the 2015 STIP at 90% of his 35% target, which equaled $83,475, (b) to hold his salary for 2016 at $265,000, and (c) to approve a grant for him under the 2016 LTIP with a value equal to $132,500. Like those for Mr. Kemper, Equity-Based Awards for Mr. Walker under the 2016 LTIP were weighted more toward Performance Shares and less toward Options and Service Shares, with 50% in Performance Shares, 25% in Options, and 25% in Service Shares.

This is an outline of Mr. Walker’s compensation for 2015 compared to 2014:

Executive	Salary			STIP Award		LTIP Grant

	2015 (Effective March 16, 2015)	2014 (Effective January 31, 2014)	Increase	2015 (Determined and Paid in February 2016)	2014 (Determined and Paid in February 2015)	2015 (Determined and Fixed in February 2015)	2014 (Determined and Fixed in February 2014)

Brian J. Walker	$265,000	$240,000	10.4%	$83,475 (31.5% of 12/31/15 Salary from a Target of 35% of 12/31/15 Salary)	$83,597 (34.8% of 12/31/14 Salary from a Target of 35% of 12/31/14 Salary)	Value of $120,000	Value of $71,050

Mr. deSilva’s Compensation for 2015

Mr. deSilva in January 2014 was named Vice Chairman of the Bank and shifted his focus even more to the growth and efficiency of our fee-based businesses as the President and Chief Operating Officer of UMB. In this context, his objectives for the year reflected an emphasis on the performance of UMB’s nonbank subsidiaries, strategic corporate partnerships, scalable platforms for technology and operations, the risk-management framework for UMB’s nonbank subsidiaries, and individual leadership. In February 2015, the Compensation Committee concluded that Mr. deSilva had generally met or exceeded his objectives. For the same reasons noted in connection with his own compensation, however, Mr. Kemper had recommended that Mr. deSilva’s salary for 2015 not be raised more than 2.5%. A decision was thus made—consistent with the same executive-compensation preferences noted in connection with Mr. Kemper—(1) to raise Mr. deSilva’s salary for 2015 to $686,000 (a 2.5% increase compared to 2014), (2) to hold his 2015 STIP target percentage at 65% of salary, and (3) to approve a grant for him under the 2015 LTIP with a value equal to $697,000. The Compensation Committee also concluded that his Equity-Based Awards—like those for Mr. Kemper—should continue to be weighted more toward Performance Shares and Options to further align his interests with those of shareholders. On this basis, the Equity-Based Awards for Mr. deSilva under the 2015 LTIP took the following form: 40% in Performance Shares, 35% in Options, and 25% in Service Shares.

Mr. deSilva resigned as a member of the Board and as the President and Chief Operating Officer of UMB effective November 2, 2015. He continued to serve as Vice Chairman of the Bank until his preannounced departure from UMB on January 6, 2016. In February 2016, consistent with its traditional practices in similar circumstances, the Compensation Committee awarded him a bonus under the 2015 STIP at 100% of his 65% target, which equaled $445,900.

This is an outline of Mr. deSilva’s compensation for 2015 compared to 2014:

Executive	Salary			STIP Award		LTIP Grant

	2015 (Effective March 16, 2015)	2014 (Effective March 17, 2014)	Increase	2015 (Determined and Paid in February 2016)	2014 (Determined and Paid in February 2015)	2015 (Determined and Fixed in February 2015)	2014 (Determined and Fixed in February 2014)

Peter J. deSilva	$686,000	$669,500	2.5%	$445,900 (65% of 12/31/15 Salary from a Target of 65% of 12/31/15 Salary)	$478,693 (71.5% of 12/31/14 Salary from a Target of 65% of 12/31/14 Salary)	Value of $697,000	Value of $650,000

Performance Shares Certified in January 2016 as Having Vested under the 2013 LTIP

In February 2013—consistent with the preference for performance-based compensation standards, longer performance periods, equity-based compensation, market-based compensation, and company-wide goals—the Compensation Committee had approved an LTIP with a performance standard for Performance Shares based on 3-Year EPS (2013, 2014, and 2015). Its design and structure were substantially similar to those of the 2015 LTIP described earlier in this Compensation Discussion and Analysis.

In January 2016, the Compensation Committee reviewed UMB’s financial results from 2013 through 2015 and certified the following: (1) the 3-Year EPS under the 2013 LTIP had exceeded the threshold level but had not reached the target level, (2) only 91.96% of the performance standard under the 2013 LTIP had been achieved, and (3) only 79.91% of the target award of Performance Shares for each eligible participant under the 2013 LTIP had been earned. Based on these conclusions, the following Performance Shares (including additional shares of UMB stock that had been purchased with dividends on the Performance Shares initially granted) were released to the Executives free of restrictions and risk of forfeiture: (a) 6,280 shares to Mr. Kemper, (b) 2,267 shares to Mr. Hagedorn, and (c) 4,603 shares to Mr. deSilva. Messrs. Iseman, Stengel, Fischer, and Walker had not been awarded Performance Shares under the 2013 LTIP.

Deferred Compensation Plan

In October 2008, the Compensation Committee approved a deferred compensation plan that permits the Executives and other specified participants, at their option, to defer a portion of their compensation payable for a calendar year until retirement, termination, or the occurrence of another specified event. UMB has an unsecured obligation to pay each deferred amount at the applicable time together with a rate of return equal to the yield produced by a mutual fund selected by the participant from among those available under the Profit-Sharing Plan. UMB does not match any amount that a participant may choose to defer. All of the Executives were eligible to participate in this plan, and one elected to defer income in 2015.

Benefits and Perquisites

Each Executive is offered standard benefits—including health insurance, disability insurance, life insurance, 401(k)-plan matching contributions, and profit-sharing contributions—which are provided on the same terms to all of UMB’s associates who have met minimum service requirements, except to the extent that a benefit (such as disability insurance) is calculated as a percentage of salary. We regularly assess these benefits against those of our peer group to remain competitive.

The Compensation Committee generally approves limited perquisites when appropriate to attract or retain talent, when a particular benefit inures to UMB, or when the value to the Executive or other officer is greater than UMB’s cash outlay. For example, club dues and fees are paid on behalf of Executives and other designated officers who are charged with meaningful business-generation responsibilities and who appreciate the administrative convenience associated with a corporate-paid membership. Similarly, affording a modest allowance to the Executives and other senior officers for tax preparation and financial planning (1) enables UMB to ensure that no potential conflict of interest arises in a senior officer’s choice of such a professional, (2) can result in cost savings based on the number of officers using a common professional, and (3) is administratively convenient for the participating officers. See “Compensation Tables—2015 Summary Compensation” later in this proxy statement for detailed information about the perquisites provided to the Executives.

Additional Payments or Benefits

The Executives, in addition to other officers, may be entitled to receive accelerated payments or other awards under the Umbrella LTIP, the Scout Program, the Umbrella STIP, or a VAPP in limited circumstances (such as death, disability, retirement, or a change in control of UMB). See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Executive-Compensation Actions in 2016

Earlier discussions of each Executive’s compensation for 2015 address actions that were taken by the Compensation Committee in 2016 and that could affect a fair understanding of 2015 compensation. See “Compensation Awarded to the Executives for 2015” earlier in this Compensation Discussion and Analysis. These are outlines of those actions for each Executive other than Mr. deSilva, who departed UMB on January 6, 2016:

Executive	Salary			STIP		LTIP Grant

	2016 (Effective March 28, 2016)	2015 (Effective March 16, 2015)	Increase	2016 (Determined and Paid in February 2017)	2015 (Determined and Paid in February 2016)	2016 (Determined and Fixed in February 2016)	2015 (Determined and Fixed in February 2015)

J. Mariner Kemper	$862,110	$862,110	0%	Target of 105% of 12/31/16 Salary	$862,110 (100% of 12/31/15 Salary from a Target of 100% of 12/31/15 Salary)	Value of $1,800,000	Value of $1,500,000

Michael D. Hagedorn	$475,000	$450,000	5.6%	Target of 65% of 12/31/16 Salary	$292,500 (65% of 12/31/15 Salary from a Target of 65% of 12/31/15 Salary)	Value of $575,000 Plus Value of $450,000 (Grant of Service Shares with 50% Vesting on Each of the 2nd and 3rd Anniversaries)	Value of $550,000

Scott A. Stengel	$367,500	$350,000	5%	Target of 35% of 12/31/16 Salary	$122,500 (35% of 12/31/15 Salary from a Target of 35% of 12/31/15 Salary)	Value of $175,000	Value of $157,500

Brian J. Walker	$265,000	$265,000	0%	Target of 35% of 12/31/16 Salary	$83,475 (31.5% of 12/31/15 Salary from a Target of 35% of 12/31/15 Salary)	Value of $132,500	Value of $120,000

Executive	Salary			VAPP		Scout Program

	2016 (Effective March 28, 2016)	2015 (Effective March 16, 2015)	Increase	2016 (Determined and Paid in February 2017)	2015 (Determined and Paid in February 2016)	2016 (Maximum Percentage Determined and Fixed in February 2016)	2015 (Maximum Percentage Determined and Fixed in February 2015)

Andrew J. Iseman	$415,000	$415,000	0%	Target of 125% of 12/31/16 Salary	$336,685 (81.1% of 12/31/15 Salary from a Target of 125% of 12/31/15 Salary)	15.35% of Potential Scout Program Pool	$0

Executive	Salary			VAPP		LTIP Grant

	2016 (Effective March 28, 2016)	2015 (Effective March 16, 2015)	Increase	2016 (Determined and Paid in February 2017)	2015 (Determined and Paid in February 2016)	2016 (Determined and Fixed in February 2016)	2015 (Determined and Fixed in February 2015)

Anthony J. Fischer	$283,000	$283,000	0%	Target of 50% of 12/31/16 Salary	$124,605 (44% of 12/31/15 Salary from a Target of 50% of 12/31/15 Salary)	Value of $141,500	Value of $137,500

A detailed discussion of each named executive officer’s compensation for 2016 will be included in the proxy statement for our 2017 annual meeting of shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth earlier in this proxy statement. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in UMB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and this proxy statement.

Greg M. Graves, Chair

Robin C. Beery

L. Joshua Sosland

Paul Uhlmann III

Leroy J. Williams

As provided by SEC Regulation S-K, this Compensation Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by UMB under the Securities Act of 1933 as amended or the Exchange Act.

COMPENSATION POLICIES AND PRACTICES RELATING TO RISK MANAGEMENT

At least annually, an incentive-compensation risk assessment is prepared by our Corporate Risk Services and Human Resources Departments and is presented to the Compensation Committee. This risk assessment is designed to ascertain whether our incentive-compensation arrangements generate incentives that properly balance risk and reward, are compatible with effective controls and risk management (including the Interagency Guidance on Sound Incentive Compensation Policies issued by the federal banking agencies), are overseen through a strong corporate-governance structure, and ultimately ensure that UMB’s safety and soundness are adequately protected.

In February 2016, the Compensation Committee reviewed and deliberated on (1) the annual incentive-compensation risk assessment, (2) the Executive-Compensation Principles, (3) UMB’s compensation policies and practices, (4) whether or how UMB’s compensation policies and practices may incent an employee to engage in higher-risk activities, (5) whether or how any short-term incentives may have an impact on long-term risk, (6) whether or how claw-backs or hold-backs are utilized or deemed appropriate, (7) whether or how changes in UMB’s risk profiles may require changes in its compensation policies and practices, (8) how to appropriately monitor UMB’s compensation policies and practices to ensure that its risk-management objectives are being met, and (9) the existence and effectiveness of any controls, policies, or practices that may be in place to mitigate or balance the risks associated with UMB’s compensation policies or practices. Based on this review, the Compensation Committee concluded that the compensation policies and practices relating to executive officers and other employees of UMB and its subsidiaries do not create risks that are reasonably likely to have a material adverse effect on UMB. This conclusion will be reported to the Board at its next regular meeting.

COMPENSATION TABLES

2015 SUMMARY COMPENSATION

This table summarizes the compensation of the Executives for each of our last three completed fiscal years. Their compensation for 2015 is discussed in more detail in “Compensation Discussion and Analysis” earlier in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)		Total ($)

J. Mariner Kemper	2015	862,110		974,923	524,999	862,110		38,333	(5)	3,262,475
Chairman, President,	2014	847,373		779,951	419,996	948,321		31,930		3,027,571
and CEO	2013	792,885		554,070	298,366	1,077,638		26,495		2,749,454

Michael D. Hagedorn	2015	444,986		357,472	192,491	292,500		44,564	(6)	1,332,013
Vice Chairman and	2014	420,953		292,396	157,494	306,216		36,976		1,214,035
CFO	2013	393,885		500,104	107,796	321,206		37,771		1,360,762
President and CEO of
UMB Bank, N.A.

Andrew J. Iseman	2015	414,521		303,635	-	336,685		9,617		1,064,458
Chairman and CEO	2014	415,000		359,955	-	729,639		10,241		1,514,835
of Scout Investments,	2013	415,000		144,306	-	984,979		11,358		1,555,643
Inc.

Scott A. Stengel	2015	341,923		102,326	55,113	122,500		9,617		631,479
EVP—General
Counsel and
Secretary

Anthony J. Fischer	2015	281,154		89,316	48,123	124,605		9,617		552,815
President of UMB
Fund Services, Inc.

Brian J. Walker	2015	258,517		77,953	41,992	83,475		9,617		471,554
EVP—CAO	2014	253,873		53,297	17,760	83,597		10,241		418,768
Former CFO

Peter J. deSilva	2015	682,192		453,010	243,947	445,900		62,965	(7)	1,888,014
Former President and	2014	663,558		422,464	227,491	478,693		55,123		1,847,329
COO	2013	639,423		934,402	218,748	564,891		55,296		2,412,760

(1)

These amounts reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Information about the assumptions made in the valuation of equity awards is included in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 25, 2016, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Significant Accounting Policies, and in Note 11, Employee Benefits. The value of Performance Shares is based on the assumption that the highest level of performance conditions is achieved.

(2)

These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Information about the assumptions made in the valuation of equity awards is included in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31,

2015, filed with the SEC on February 25, 2016, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Significant Accounting Policies, and in Note 11, Employee Benefits.

(3)	These amounts are actual amounts that were earned during 2015 under the 2015 STIP and the VAPPs for Messrs. Iseman and Fischer and that were paid on February 18, 2016.

(4)	These amounts include UMB’s match and allocation of forfeitures under the Profit-Sharing Plan and the ESOP as well as perquisites and other personal benefits.

(5)	This amount includes perquisites and other personal benefits, such as:

•	an automobile allowance; and

•	country-club and dining-club membership fees.

(6)	This amount includes perquisites and other personal benefits, such as:

•	an automobile allowance;

•	the cost of professional financial-consulting services;

•	country-club and dining-club membership fees; and

•	amounts paid for a UMB-sponsored sales award trip.

(7)	This amount includes perquisites and other personal benefits, such as:

•	an automobile allowance;

•	the cost of professional financial-consulting services;

•	the cost of an executive physical examination; and

•	country-club membership fees.

2015 GRANTS OF PLAN-BASED AWARDS

This table summarizes each grant of an award made to an Executive in 2015 under the 2015 STIP, the VAPPs for Messrs. Iseman and Fischer, the 2015 LTIP, or the Scout Program. These plans and the grants in 2015 are discussed in more detail in “Compensation Discussion and Analysis” earlier in this proxy statement.

Name	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards Target (1)	Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (2)	Exercise or Base Price of Option Awards (2)	Grant Date Fair Value of Stock and Option Awards
			Threshold (#)	Target (#)	Maximum (#)

J. Mariner Kemper	2/11/15	$862,110	5,834	11,668	11,668	7,292	43,933	$51.42	$1,499,923

Michael D. Hagedorn	2/11/15	$292,500	2,139	4,278	4,278	2,674	16,108		$549,962

Andrew J. Iseman	2/11/15	$518,750	-	-	-	5,905	-	-	$303,635

Scott A. Stengel	2/11/15	$122,500	536	1,072	1,072	918	4,612	$51.42	$157,439

Anthony J. Fischer	2/11/15	$141,500	467	935	935	802	4,027	$51.42	$137,439

Brian J. Walker	2/11/15	$92,750	408	816	816	700	3,514	$51.42	$119,945

Peter J. deSilva	2/11/15	$445,900	2,711	5,422	5,422	3,388	20,414	$51.42	$696,958

(1)

These amounts reflect the target award levels approved by the Compensation Committee on February 11, 2015, under the 2015 STIP and the VAPPs for Messrs. Iseman and Fischer. There are no thresholds or maximums for individuals under these plans, and the Compensation Committee has the discretion to increase or decrease each Executive’s compensation from the target award level shown based on bonus-pool availability and the Executive’s individual risk-based performance.

(2)	These numbers reflect grants made under the 2015 LTIP and the Scout Program.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table summarizes unexercised options, stock that has not vested, and equity incentive-plan awards for each Executive outstanding as of December 31, 2015. The market value of each stock award was computed by multiplying the closing market price of UMB stock on December 31, 2015, by the applicable number of shares of UMB stock shown in the table for the award.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

J. Mariner Kemper	20,467				$38.84	1/1/2017
	25,735				$37.73	1/1/2018
	22,151				$41.37	1/1/2019
	23,137				$37.84	1/1/2020
	16,591	5,531	(2)		$41.71	1/1/2021	1,007 (3)	$46,876
	14,549	14,550	(4)		$39.97	1/1/2022	2,409 (5)	$112,139
		29,309	(6)		$45.58	1/1/2023	4,911 (7)	$228,607	7,860 (8)	$365,883
		32,233	(9)		$57.40	1/1/2024	5,405 (10)	$251,603	8,649 (11)	$402,611
		43,933	(12)		$51.42	2/11/2025	7,428 (13)	$345,773	11,886 (14)	$553,293

Michael D. Hagedorn	2,450				$38.84	1/1/2017
	9,607				$37.73	1/1/2018
	8,457				$41.37	1/1/2019
	9,128				$37.84	1/1/2020
	6,042	2,015	(2)		$41.71	1/1/2021	367 (3)	$17,084
	4,950	4,951	(4)		$39.97	1/1/2022	819 (5)	$38,124
		10,589	(6)		$45.58	1/1/2023	1,774 (7)	$82,580	2,838 (8)	$132,109
							2,305 (15)	$107,298
		12,087	(9)		$57.40	1/1/2024	2,026 (10)	$94,310	3,242 (11)	$150,915
		16,108	(12)		$51.42	2/11/2025	2,724 (13)	$126,802	4,358 (14)	$202,865

Andrew J. Iseman		1,686	(2)		$41.71	1/1/2021	369 (3)	$17,177
		3,333	(4)		$45.07	1/1/2022	703 (16)	$32,725
							1,116 (17)	$51,950
							4,332 (18)	$201,655
							6,015 (19)	$279,998

Scott A. Stengel							729 (20)	$33,935
		4,029	(9)		$57.40	1/1/2024	809 (10)	$37,659	945 (11)	$43,990
		4,612	(12)		$51.42	2/11/2025	935 (13)	$43,524	1,092 (14)	$50,833

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Anthony J. Fischer		36	(2)		$41.71	1/1/2021	27 (3)	$1,257
		92	(4)		$39.97	1/1/2022	65 (5)	$3,026
		673	(6)		$45.58	1/1/2023	472 (7)	$21,972
							860 (21)	$40,033
		633	(9)		$57.40	1/1/2024	445 (10)	$20,715
		4,027	(12)		$51.42	2/11/2025	817 (13)	$38,031	952 (14)	$44,316

Brian J. Walker	500				$38.54	12/20/2017
	900				$40.93	11/17/2018
	949				$41.37	1/1/2019
	1009				$37.84	1/1/2020
	669	224	(2)		$41.71	1/1/2021	172 (3)	$8,007
	527	527	(4)		$39.97	1/1/2022	366 (5)	$17,037
		959	(6)		$45.58	1/1/2023	674 (7)	$31,375
							529 (21)	$24,625
		1,363	(9)		$57.40	1/1/2024	959 (10)	$44,641
		3,514	(12)		$51.42	2/11/2025	713 (13)	$33,190	831 (14)	$38,683

Peter J. deSilva		5,036	(2)		$41.71	1/1/2021	916 (22)	$42,640
		12,125	(4)		$39.97	1/1/2022	2,006 (22)	$93,379
		21,488	(6)		$45.58	1/1/2023	3,601 (22)	$167,627	5,761 (8)	$268,175
							2,452 (22)	$114,141
							1,390 (22)	$64,705
		17,459	(9)		$57.40	1/1/2024	2,928 (22)	$136,298	4,684 (22)	$218,040
		20,414	(12)		$51.42	2/11/2025	3,451 (22)	$160,644	5,523 (22)	$257,096

(1)

These numbers include shares acquired through the reinvestment of dividends or distributions on restricted UMB stock during the vesting period. Dividends and distributions on restricted UMB stock are used to purchase additional shares through UMB’s dividend reinvestment plan. These shares are subject to the same rights, restrictions, and other provisions applicable to the restricted UMB stock on which the dividends or distributions were paid or made.

(2)	These are Options that vested and became exercisable for 100% of the shares on January 1, 2016.

(3)	These are Service Shares that vested on February 18, 2016.

(4)	These are Options that vested and became exercisable for 50% of the shares on January 1, 2016. The final 50% will vest and become exercisable on January 1, 2017.

(5)	These are Service Shares that vested 50% on February 10, 2016. The final 50% will vest on February 10, 2017.

(6)

These are Options that vested and became exercisable for 50% of the shares on January 1, 2016. The next 25% will vest and become exercisable on January 1, 2017. The final 25% will vest and become exercisable on January 1, 2018.

(7)	These are Service Shares that vested 50% on February 12, 2016. The next 25% will vest on February 12, 2017. The final 25% will vest on February 12, 2018.

(8)

These are Performance Shares that vested as to service under the 2013 LTIP on January 1, 2016. The Compensation Committee determined on January 25, 2016, that 91.96% of the performance standard under the 2013 LTIP had been achieved and that 79.91% of the Performance Shares had been earned.

(9)

These are Options that will vest and become exercisable for 50% of the shares on January 1, 2017. The next 25% will vest and become exercisable on January 1, 2018. The final 25% will vest and become exercisable on January 1, 2019.

(10)	These are Service Shares that will vest 50% on February 10, 2017. The next 25% will vest on February 10, 2018. The final 25% will vest on February 10, 2019.

(11)	These are Performance Shares that will vest as to service under the 2014 LTIP on January 1, 2017, and will be earned to the extent that the performance standard is achieved.

(12)

These are Options that will vest and become exercisable for 50% of the shares on January 1, 2018. The next 25% will vest and become exercisable on January 1, 2019. The final 25% will vest and become exercisable on January 1, 2020.

(13)	These are Service Shares that will vest 50% on February 11, 2018. The next 25% will vest on February 11, 2019. The final 25% will vest on February 11, 2020.

(14)	These are Performance Shares that will vest as to service under the 2015 LTIP on January 1, 2018, and will be earned to the extent that the performance standard is achieved.

(15)	These are Service Shares that vested on February 12, 2016.

(16)	These are Service Shares that will vest 50% on March 14, 2016. The final 50% will vest on March 14, 2017.

(17)	These are Service Shares that vested on January 1, 2016.

(18)	These are Service Shares that vested 50% on January 1, 2016. The final 50% will vest on January 1, 2017.

(19)	These are Service Shares that vested one-third on January 1, 2016. The next third will vest on January 1, 2017. The final third will vest on January 1, 2018.

(20)	These are Service Shares that will vest 50% on July 26, 2016. The next 25% will vest on July 26, 2017. The final 25% will vest on July 26, 2018.

(21)	These are Service Shares that will vest on July 26, 2016.

(22)	These are Service Shares that were canceled upon Mr. deSilva’s resignation effective January 6, 2016.

2015 OPTION EXERCISES AND STOCK VESTED

This table summarizes each exercise of stock options, stock appreciation rights, and similar instruments and each vesting of stock (including restricted stock, restricted stock units, and similar instruments) during 2015 for each of the Executives on an aggregated basis.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting

J. Mariner Kemper	14,744	$268,370	11,874	$624,054

Michael D. Hagedorn	-	-	6,380	$333,795

Andrew J. Iseman	5,018	$45,968	16,541	$869,380

Scott A. Stengel	-	-	-	-

Anthony J. Fischer	490	$8,281	116	$6,051

Brian J. Walker	-	-	1,871	$96,578

Peter J. deSilva	111,532	$1,135,107	13,890	$730,763

(1)	These numbers include shares acquired through the reinvestment of dividends or distributions on restricted UMB stock during the vesting period.

2015 NONQUALIFIED DEFERRED COMPENSATION

In October 2008, the Compensation Committee approved a deferred compensation plan that permits the Executives and other specified participants, at their option, to defer a portion of their compensation payable for a calendar year until retirement, termination, or the occurrence of another specified event. UMB has an unsecured obligation to pay each deferred amount at the applicable time together with a rate of return equal to the yield produced by a mutual fund selected by the participant from among those available under the Profit-Sharing Plan. UMB does not match any amount that a participant may choose to defer. If a participant has an account that terminates upon retirement under the plan, the participant may choose to have the benefit paid out in a lump sum or in installments over two to ten years. Specified-date accounts are paid in a lump sum or in installments, as elected by the participant, over two to five years. If employment is terminated other than through retirement, the amounts in all accounts are paid in a lump sum.

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

J. Mariner Kemper	-	-	-	-

Michael D. Hagedorn	22,249	(873)	21,033	43,017

Andrew J. Iseman	-	-	-	-

Scott A. Stengel	-	-	-	-

Anthony J. Fischer	-	-	-	-

Brian J. Walker	-	(68)	6,546	696

Peter J. deSilva	-	-	-	-

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments upon Termination

All of the Executives are employees at will and may be terminated at any time. No Executive is entitled to receive any payment or award upon termination, except as described in this section in circumstances involving death, disability, qualified retirement, a change in control of UMB, or involuntary termination of a participant under the Scout Program. Each of these payments and awards, other than those arising under the VAPP of Mr. Iseman, is available to all participants in the applicable plan. Any additional payment or benefit that an Executive would receive in the ordinary course is available generally to all of UMB’s associates.

Change in Control

The Umbrella STIP, the Umbrella LTIP, and the Scout Program include provisions for accelerating the vesting of awards under those plans in the event of a change in control of UMB. The Compensation Committee concluded that the use of this single trigger was appropriate in order to assure the Executives—who would not have authority over the decision to effect a change in control but who would be needed to successfully implement it—that they would not be adversely affected by the change in control. This conclusion was reinforced by the fact that no Executive is entitled to a severance payment due to a change in control and by market considerations in attracting and retaining talent.

Short-Term Incentive Compensation

The Umbrella STIP provides that, if a change in control of UMB were to occur, any award for a completed performance period would be immediately payable in cash based on actual results. If the change in control were to occur before the performance period has ended, applicable performance standards would be adjusted to reflect the shortened period, and awards would be immediately payable in cash on a prorated basis based on actual results. Discretionary reductions in these awards would not be allowed in the event of a change in control.

Options

Under the Umbrella LTIP, unvested Options would accelerate and vest immediately if a change in control of UMB were to occur.

Restricted Stock

Service Shares granted under the Umbrella LTIP would accelerate and vest immediately upon a change in control of UMB. Performance Shares would do the same but only to the extent that the performance standard—which typically covers a multi-year period—has been met by that time.

Scout Program

Deferred awards of Service Shares under the Scout Program, if not assumed by the acquirer in a change in control of UMB, would immediately become vested and nonforfeitable on the 15th day prior to the effective date of the change in control. Deferred cash awards also would become immediately payable under the same circumstances upon a change in control.

Change-in-Control Table

Under the Umbrella STIP, the Umbrella LTIP, or the Scout Program, the Executives would have been entitled to the following payments or value had a change in control of UMB occurred on December 31, 2015.

Name	Cash Payments ($) (1)	Acceleration of Unvested Non- qualified Options and Restricted Stock ($) (2)	Vested Options ($) (3)	Total ($)

J. Mariner Kemper	862,110	1,893,817	877,082	3,633,009

Michael D. Hagedorn	292,500	796,703	288,750	1,377,953

Andrew J. Iseman	591,731	596,597	-	1,188,328

Scott A. Stengel	122,500	157,991	-	280,491

Anthony J. Fischer	-	140,803	-	140,803

Brian J. Walker	92,750	176,879	29,473	299,102

Peter J. deSilva	445,900	1,365,501	-	1,365,501

(1)

For Messrs. Kemper, Hagedorn, Stengel, Walker, and deSilva, these are the amounts that would have been payable under the 2015 STIP based on their target percentages. For Mr. Iseman, this is the aggregate amount of deferred cash awards under the Scout Program that would have accelerated. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Compensation” earlier in this proxy statement.

(2)

For each Option, the value is based on the amount by which the Option was “in the money” as of December 31, 2015. For Service Shares and Performance Shares, each value is based on the closing price of UMB stock on December 31, 2015. In addition, for Performance Shares, the values assume that 91.96% of the performance standard under the 2013 LTIP had been achieved, 60.14% of the performance standard under the 2014 LTIP had been achieved, and 32.49% of the performance standard under the 2015 LTIP had been achieved.

(3)

These amounts reflect the value of Options under the Umbrella LTIP that had already fully vested but not exercised as of December 31, 2015. These amounts are listed solely to reflect the value that would have been available to the Executives on December 31, 2015, irrespective of any change in control.

Death or Disability

Awards may accelerate and vest under the VAPPs for Messrs. Iseman and Fischer, the Umbrella LTIP, or the Scout Program in specified cases of death or disability. The Compensation Committee concluded that these provisions are required by market considerations in attracting and retaining talent and are appropriate.

Short-Term Incentive Compensation

Each of Messrs. Kemper, Hagedorn, Stengel, Walker, and deSilva must be employed by UMB or one of its subsidiaries on the last day of the performance period to be eligible for an award under the 2015 STIP. Each of Messrs. Iseman and Fischer must be employed by UMB or one of its subsidiaries on the last business day of the performance period to be eligible for an award under his VAPP, except that a prorated payment will be made in the case of death.

Options

Under the Umbrella LTIP, unvested Options would accelerate and vest immediately in the case of death or permanent and total disability.

Restricted Stock

Service Shares granted under the Umbrella LTIP would accelerate and vest immediately in the case of death or permanent and total disability. Performance Shares would accelerate and vest immediately in such a case on a proportional basis, computed by dividing the number of full years of continuous service after the grant date by three, irrespective of whether the performance standard had been achieved.

Scout Program

If Mr. Iseman were to die or become significantly disabled, all previously granted but not-yet-vested deferred awards under the Scout Program would immediately accelerate and vest and, in the case of deferred cash awards, be paid within 60 days of the event to him or his beneficiary or estate. In addition, if Mr. Iseman were to die or become significantly disabled after the end of a performance period but before the applicable deferred awards of cash or Service Shares had been granted under the Scout Program, an amount equal to their full value would be paid on the grant date to him or his beneficiary or estate.

Death-or-Disability Table

Under the VAPP for each of Messrs. Iseman and Fischer, the Umbrella LTIP, or the Scout Program, the Executives would have been entitled to the following payments or value had an applicable event of death or disability occurred on December 31, 2015.

Name	Cash Payment ($) (1)	Acceleration of Unvested Options ($) (2)	Acceleration of Restricted Stock ($) (3)	Total Death and Disability ($)

J. Mariner Kemper	-	150,939	1,363,124	1,514,063

Michael D. Hagedorn	-	52,602	604,545	657,147

Andrew J. Iseman	1,110,481	13,093	583,504	1,707,078

Scott A Stengel	-	-	129,781	129,781

Anthony J. Fischer	141,500	1,432	125,033	267,965

Brian J. Walker	-	5,482	158,875	164,357

Peter J. deSilva	-	125,000	1,030,896	1,155,896

(1)

For Mr. Iseman, this is the sum of (a) the amount of deferred cash awards that would have accelerated under the Scout Program and (b) in the case of his death, the amount of the targeted award that would have been paid under his VAPP. For Mr. Fischer, this is the amount of the targeted award that would have been paid under his VAPP in the case of his death.

(2)	For each Option, the value is based on the amount by which the Option was “in the money” as of December 31, 2015.

(3)

For Service Shares and Performance Shares, each value is based on the closing price of UMB stock on December 31, 2015. In addition, for Performance Shares, the values assume the acceleration of one-third of those shares under the 2014 LTIP and two-thirds of those shares under the 2013 LTIP.

Qualified Retirement

Awards may accelerate and vest under the VAPPs for Messrs. Iseman and Fischer or the Umbrella LTIP in specified cases of retirement. The Compensation Committee concluded that these provisions are required by market considerations in attracting and retaining talent and are appropriate.

Short-Term Incentive Compensation

Each of Messrs. Kemper, Hagedorn, Stengel, Walker, and deSilva must be employed by UMB or one of its subsidiaries on the last day of the performance period to be eligible for an award under the 2015 STIP. Each of Messrs. Iseman and Fischer must be employed by UMB or one of its subsidiaries on the last business day of the performance period to be eligible for an award under his VAPP, except that a prorated payment will be made in the case of a “qualified retirement” (which is a retirement at or after age 60 with 10 or more years of continuous service to UMB).

Options

Under the Umbrella LTIP, unvested Options would accelerate and vest immediately in the case of a qualified retirement.

Restricted Stock

For Service Shares, upon the qualified retirement of an Executive but subject to the Compensation Committee’s approval, each applicable tranche under the Umbrella LTIP would accelerate and vest immediately on a proportional basis. This would be computed by dividing the number of full years of the Executive’s continuous service after the grant date for the tranche by the number of full years of continuous service required for the tranche to vest.

For Performance Shares, despite an Executive’s earlier qualified retirement but subject to the Compensation Committee’s approval, the Executive would become vested—if, when, and to the extent that the applicable performance standard under the Umbrella LTIP were achieved—in Performance Shares that had been granted during the time of employment in a percentage amount equal to the percentage of the performance standard that had been achieved as of the effective date of the qualified retirement.

For the Executives, as of December 31, 2015, (1) no Service Shares under the 2015 LTIP would have vested, (2) one-third of the first tranche, one-fourth of the second tranche, and one-fifth of the third tranche of Service Shares under the 2014 LTIP would have vested, (3) two-thirds of the first tranche, one-half of the second tranche, and two-fifths of the third tranche of Service Shares under the 2013 LTIP would have vested, (4) three-fourths of the second tranche and three-fifths of the third tranche of Service Shares under the 2012 LTIP would have vested, (5) four-fifths of the third tranche of Service Shares under the 2011 LTIP would have vested, and (6) 32% of the Performance Shares under the 2015 LTIP and 60% of the Performance Shares under the 2014 LTIP would have vested if, when, and to the extent that the applicable performance standard were achieved.

Scout Program

No qualified or other retirement would cause an award under the Scout Program to accelerate and vest.

Qualified-Retirement Status

As of December 31, 2015, none of the Executives were eligible to be considered for qualified retirement.

Involuntary Termination of a Participant under the Scout Program

If UMB were to terminate Mr. Iseman without cause or he were to resign for good reason, all previously granted but not-yet-vested deferred awards under the Scout Program would immediately accelerate and vest and, in the case of deferred cash awards, be paid within 60 days of the event to him. In addition, if UMB were to terminate Mr. Iseman without cause or he were to resign for good reason after the end of a performance period but before the applicable deferred awards of cash or Service Shares had been granted under the Scout Program, an amount equal to their full value would be paid on the grant date to him.

2015 DIRECTOR COMPENSATION

The Compensation Committee, with the benefit of advice and analyses from Hay and UMB’s Human Resources Department, reviews non-employee director compensation at least annually and, if appropriate, recommends changes to the Board.

For their service on the Board during 2015, non-employee directors received an annual retainer of (1) $35,000 in cash and (2) fully vested UMB stock having a value equal to $40,000 on the grant date. No separate fee is paid for attendance at meetings of the Board. Directors who are also employees of UMB receive no separate compensation for serving on the Board.

In addition, for 2015, the Lead Director received an annual retainer of $25,000 in cash. The Chairs of the Audit Committee and the Risk Committee received annual retainers of $14,000 in cash, and the Chairs of the Compensation Committee and the Governance Committee received annual retainers of $10,000 in cash. Members of the Audit Committee received $2,000 in cash for each Committee meeting attended, and members of the Compensation Committee, the Governance Committee, and the Risk Committee received $1,000 in cash for each Committee meeting attended.

In January 2016, the Board approved several targeted changes in non-employee director compensation for 2016. The annual retainer for all non-employee directors has been increased to (a) $40,000 in cash and (2) fully vested UMB stock having a value equal to $45,000 on the grant date. The annual retainer for the Lead Director has been increased to $30,000 in cash.

The total compensation received by UMB’s non-employee directors for 2015 is reflected in the following table:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Warner L. Baxter	37,271	39,980	77,251
Robin C. Beery	42,041	—	42,041
Nancy K. Buese	63,041	39,980	103,021
Terrence P. Dunn	73,041	39,980	113,021
Kevin C. Gallagher	49,041	39,980	89,021
Greg M. Graves	52,041	39,980	92,021
Alexander C. Kemper	35,041	39,980	75,021
Kris A. Robbins	63,041	39,980	103,021
Thomas D. Sanders	12,760	39,980	52,740
L. Joshua Sosland	43,041	39,980	83,021
Paul Uhlmann III	43,041	39,980	83,021
Thomas J. Wood, III	35,041	39,980	75,021

(1)	These are the total fees earned during 2015, including an amount equal to the stub cash portion of the equity retainer for 2015 that was paid during 2016.

(2)

Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Information about the assumptions made in the valuation of equity awards is included in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31,

2015, filed with the SEC on February 25, 2016, under the heading “Accounting for Stock-Based Compensation” in Note 1, Summary of Significant Accounting Policies, and in Note 11, Employee Benefits. The amount includes only the equity retainer earned in 2014 and issued on January 30, 2015. The equity retainer for 2015 was issued on January 29, 2016.

DIRECTOR QUALIFICATIONS

Our directors are responsible for exercising their business judgment to oversee and direct the diverse array of businesses and affairs of UMB. The Board reviews, approves, and advises management on business strategies, significant corporate actions, and major transactions and also reviews assessments of and advises management on significant risks and issues facing UMB. In addition, the Board exercises oversight over the processes that are designed to ensure the integrity of UMB’s actions.

The Governance Committee is dedicated to assembling a Board that excels in fulfilling these responsibilities, exercises independent leadership and oversight of management, and operates in a cohesive and effective manner. In identifying and recommending director candidates, the Governance Committee remains mindful as well of the evolving needs of UMB based on its strategic direction, business segments, growth objectives, risk appetites, geographic footprint, and tradition of providing the unparalleled customer experience.

The Governance Committee believes that each existing director brings prized talents, relationships, professional or business experience, specialized education or expertise, and other qualities to UMB and that all of the existing directors together form a robust Board that meaningfully contributes to increasing the fundamental value of UMB and creating long-term value for shareholders.

Set forth here is a brief description of the experience, qualifications, attributes, and skills that led the Governance Committee to conclude that all of these directors should be renominated for election to the Board at the Annual Meeting.

Robin C. Beery

Ms. Beery served as Executive Vice President, Head of US Distribution, for Janus Capital Group, a publicly traded asset-management company headquartered in Denver, Colorado, from September 2009 until her retirement in August 2014. She also was the CEO and President of the Janus Mutual Funds business during that period and was a member of the Janus Executive Committee from 2003 to 2014. In her capacity leading US Distribution, Ms. Beery had direct oversight of sales, client service, product, marketing, and corporate communications. Previously, from April 2003 to September 2009, she served as Executive Vice President, Chief Marketing Officer, for Janus Capital Group. She was the President of the Janus Foundation from 2000 to 2014, overseeing the firm’s philanthropic endeavors and community relations. She currently sits on the board of trustees for Lattice Strategies Trust, a registered investment company based in San Francisco, California, with fiduciary oversight of four exchange-traded funds. Ms. Beery brings public-company executive experience to the Board, with over 25 years in the asset-management industry. She has specialized knowledge of mutual funds and alternative products and deep expertise in portfolio management, financial-services distribution, brand strategy, and reputation management.

Nancy K. Buese

Ms. Buese has served as Executive Vice President and Chief Financial Officer of MPLX LP (“MPLX”), a fee-based growth-oriented master limited partnership formed by Marathon Petroleum Corporation, since December 2015. From October 2006 until her appointment to MPLX, Ms. Buese served as Executive Vice President and Chief Financial Officer of MPLX’s now-subsidiary, MarkWest Energy Partners, LLC (“MarkWest”), a midstream master limited partnership headquartered in Denver, Colorado. Prior to that appointment, she served as Chief Accounting Officer of MarkWest from November 2005 to October 2006. Ms. Buese is a former Partner with Ernst & Young

LLP, having worked in public accounting for 12 years. Through her formal education in the areas of accounting, auditing, and tax, as well as her work as a Certified Public Accountant, Ms. Buese brings extensive financial literacy skills to the Board. In addition, through her current position as the chief financial officer of a publicly traded energy company, she has experience in corporate finance, risk management, and information technology.

Terrence P. Dunn

Mr. Dunn has served as the chairman of the board of directors of TechAccel, LLC, a private agribusiness technology transfer company, since May 2014 and has served as a director of Prescientco, Inc., a structural manufacturer of construction structural systems in the commercial construction industry, since January 2014. Mr. Dunn previously served as the President and Chief Executive Officer of JE Dunn Group from 1989 until his retirement in December 2014. JE Dunn Group is headquartered in Kansas City, Missouri, and is the holding company for commercial-contractor and construction-company affiliates across the nation, including JE Dunn. He continues to serve as a director of JE Dunn Group and also serves as a director of Kansas City Southern (NYSE: KSU)—where he is a member of the audit committee and the nominating and corporate governance committee—and MGP Ingredients, Inc. (NASDAQ: MGPI)—where he is the chairman of the nominating and corporate governance committee and a member of the audit committee and the human resources and compensation committee. Mr. Dunn brings significant board and governance experience from his service as a past chair of the board of directors of the Federal Reserve Bank of Kansas City and from his service on the boards of businesses having operations within UMB’s geographic footprint. He also has extensive management skills as the former chief executive of a large construction company with offices throughout the United States, including operations experience in project management with responsibilities for budgeting, and in the management of the significant growth of that company in geographic scope and volume for over 20 years.

Kevin C. Gallagher

Mr. Gallagher is currently the Chief Executive Officer of Little Pub Holdings, LLC, Denver, Colorado, which is an owner/operator of 26 neighborhood pubs and restaurants. He also serves as the Chairman of West Creek Partners, LLC, a private investment firm, as well as the Chairman of Gallagher Industries, LLC, a private holding company of lower middle-market industrial companies. He has entrepreneurial experience and marketing experience gained from serving as chief executive officer of a large complex diversified operation with companies in both the manufacturing and service industries. He also brings to the Board community-relations experience and experience in investments, mergers, and acquisitions.

Greg M. Graves

Mr. Graves is the Chairman and Chief Executive Officer of Burns & McDonnell, a consulting engineering company headquartered in Kansas City, Missouri, with offices and operations throughout the United States. Prior to being named Chairman, he served as the President and Chief Executive Officer from October 2003 until December 2008; from January 2003 through October 2003, he served as the President and Chief Operating Officer. He served as General Manager of that company’s Energy Division from November 1997 through June 2001 and as President of its Energy Group from July 2001 through December 2002. Mr. Graves’s experience as chief executive officer of a large engineering company, with multiple offices and projects located throughout the United States and abroad, gives him leadership skills and growth-management skills. He also has human-resources experience gained through his management of a large number of professionals and managers.

Alexander C. Kemper

Mr. Kemper, a brother of J. Mariner Kemper, is the Chairman of the Collectors Fund, a private-equity fund focused on alternative asset classes. He is also the Chairman and Chief Executive Officer of C2FO, a leading provider of payment-optimization technology and cash-flow solutions for corporations. Prior to founding the Collectors Fund and C2FO, Mr. Kemper founded and served as the Chairman and Chief Executive Officer from March 2000 to mid-

2006 of Perfect Commerce, Inc. (formerly eScout LLC), a provider of supplier relationship-management technology. Mr. Kemper is a board member of AXA Art USA (Parent NYSE: AXA) and Sipvine. Prior to March 2000, he served as the President of UMB from 1995, as the Chief Executive Officer of UMB from July 1999, as the Chief Executive Officer of the Bank from January 1996, and as the Chairman and Chief Executive Officer of the Bank from January 1997. Mr. Kemper also serves as a director, the chairman of the compensation committee, and a member of the audit committee and the governance committee for NIC Inc. (NASDAQ: EGOV). In 2008, Mr. Kemper became a director of the BATS Exchange and serves on its executive committee, regulatory oversight committee, and compensation committee. Because of Mr. Kemper’s prior experience as the Chief Executive Officer of UMB and as chief executive officer and founder of multiple start-up companies, he brings entrepreneurial experience in managing growth, marketing skills, operations and investment experience, and information-technology skills and experience to the Board.

J. Mariner Kemper

Mr. Kemper, a brother of Alexander C. Kemper, has served as the Chairman and Chief Executive Officer of UMB since May 2004 and as the President of UMB since November 2015. He was the Chairman and Chief Executive Officer of the Bank between December 2012 and January 2014, the Chairman of UMB Bank Colorado, n.a. (a prior subsidiary of UMB) between 2000 and 2012, and the President of UMB Bank Colorado, n.a. from 1997 to 2000. As the Chairman and Chief Executive Officer of UMB for the past 11 years, Mr. Kemper brings to the Board skills in leadership, consensus building, and the implementation of UMB’s key strategies. He has detailed knowledge of UMB’s key business and operational strategies and branding and possesses operations experience and knowledge of every aspect of UMB’s business. He also has specialized knowledge of the investments, banking, and financial-services industries as well as extensive community-relations experience, with involvement in civic and business organizations in Kansas City and Colorado.

Kris A. Robbins

Mr. Robbins served as the Chairman of Security Benefit Corporation (“Security Benefit”) and its companies from January 2006 until his retirement in February 2010 and as the Chief Executive Officer of Security Benefit from January 2001 until his retirement in February 2010. Security Benefit and its affiliates provide annuities, mutual funds, exchange-traded funds, retirement plans, and business-processing services throughout the United States. Following his retirement from Security Benefit, Mr. Robbins founded and owns KARobbins LLC, which provides private-equity, angel-investment, and advisory services. He also is a founding partner and the Chief Executive Officer of a receivables finance/factoring company, ClearLeaf Finance, and its servicing arm, Purestone Loan Services. Mr. Robbins served on the board and chaired the audit committee of Compliance Assurance/Corp (PA) until its sale in November 2012 to Stone River Risk and Compliance. Mr. Robbins brings to the Board financial-literacy skills, developed through education and professional experience in accounting and financial management. In addition, he has significant experience and knowledge relating to operations and investments, gained from his leadership of a large financial-services business that had significant growth and changes in products (including insurance and mutual funds). Mr. Robbins has specialized industry knowledge in areas of investments, risk management, and insurance as well.

L. Joshua Sosland

Mr. Sosland has served as the President of Sosland Publishing Co., Kansas City, Missouri, since July 2015 and Vice President of Sosland Companies, Inc., Kansas City, Missouri, since 1993. Established in 1922, the Sosland Companies are primarily engaged in trade publications for the baking, flour-milling, and food-processing industries. Mr. Sosland has also served as editor of Milling & Baking News since 2000 and editor of Food Business News since 2004. Mr. Sosland contributes significant investment experience and expertise, as well as board and governance expertise, with almost 20 years of service on our Board and several years of service on the trust policy committee of the Bank. The economic analytical skills developed from his formal education (A.B. Economics from Harvard College), as well as his publishing experience covering and analyzing the food-processing industry, enable him to provide valuable analyses of investment and acquisition activities. Through his many years of service on and prior leadership of the Board’s compensation committee, Mr. Sosland also has detailed knowledge of the development and implementation of UMB’s executive incentive-compensation plans.

Paul Uhlmann III

Mr. Uhlmann has served as the President and Chief Executive Officer of The Uhlmann Company, Kansas City, Missouri, a grocery-products company, since 1997. He brings to the Board operations experience and business-analytical skills, both from his formal education (MBA, University of Chicago 1975) and through his management of a privately held food manufacturing and distribution company. He has extensive governance and board experience and contributes valuable community-relations skills gained from his leadership of community social and philanthropic organizations.

Leroy J. Williams

Mr. Williams has served as the Vice President of Information Technology and Services of Ball Corporation (NYSE: BLL) since May 2005. He brings to the Board over 25 years of experience in managing technology innovation that is designed to maximize business returns across multiple industries, including in the manufacturing, public-sector, telecommunications, and financial-services industries. Mr. Williams also brings to the Board valuable expertise in the areas of cybersecurity and enterprise risk management and experience in managing large, complex transformational efforts on a global scale.

PROPOSAL #1—ELECTION OF DIRECTORS

Number of Directors

The Governance Committee periodically evaluates whether a larger or smaller number of seats on the Board would enhance the Board’s effectiveness and makes recommendations to the Board as appropriate. In assessing the size of the Board, the Governance Committee and the Board consider the need for particular talents or other qualities, the benefits associated with a diversity of perspectives and backgrounds, the availability of qualified candidates, the workloads and needs of Committees, and other relevant factors.

The Board currently has 11 seats. The Board believes that this size is appropriate based on UMB’s present circumstances. All seats on the Board are up for election at the Annual Meeting for terms ending at the 2017 annual meeting of shareholders.

Nomination Process

The Governance Committee is responsible for periodically reviewing and recommending to the Board the desired characteristics of directors and the optimal composition of the Board as a whole.

The Governance Committee may consider existing directors for renomination and may use search firms or other resources to identify other potential director candidates. The Governance Committee also considers potential director candidates who are recommended by shareholders in compliance with applicable law and our Bylaws. Any recommendation by shareholders must include the potential director candidate’s name, biographical information, and qualifications and must be submitted in writing to the Corporate Governance & Nominating Committee, UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106. The Governance Committee uses the same criteria to evaluate all potential director candidates regardless of how they have been identified.

In recommending and nominating director candidates, the Governance Committee and the Board consider the following to be minimum qualifications:

•	The candidate should be an individual of the highest character and integrity and should have an inquiring mind, vision, a willingness to ask hard questions, and the ability to work well with others.

•	The candidate should have a personal and professional reputation that is consistent with the image and reputation of UMB.

•

The candidate should be free of any relationship or conflict of interest that is inconsistent with applicable law or that would interfere with the proper exercise of the fiduciary duties of a director.

•	The candidate should be willing and able to devote sufficient time and attention to the affairs of UMB and to diligently fulfill the responsibilities of a director.

•	The candidate should have the capacity and desire to represent the balanced and best interests of the shareholders as a whole.

The Governance Committee and the Board also give weight to other factors that are expected to enhance the effectiveness of the Board and its Committees. Among these are diversity—including in terms of geographic region, professional or business experience, gender, race, national origin, and specialized education or expertise—and particular talents, relationships, or other qualities that are likely to contribute in a meaningful way to increasing the fundamental value of UMB and creating long-term value for shareholders.

The Governance Committee and the Board take into account as well the evolving needs of UMB based on its strategic direction, business segments, growth objectives, risk appetites, geographic footprint, and tradition of providing the unparalleled customer experience.

The effectiveness of these processes and policies are assessed by the Governance Committee in connection with its periodic evaluation of the Board’s and each Committee’s performance as contemplated by the Governance Guidelines.

Nominations

The Governance Committee has recommended, and the Board has nominated, the following slate of 11 director candidates for election to the Board for terms ending at the 2017 annual meeting of shareholders:

Name	Age	Positions or Offices with UMB	Director Since
Robin C. Beery	48	Director	2015
Nancy K. Buese	46	Director	2009
Terrence P. Dunn	66	Director	2003
Kevin C. Gallagher	47	Director	2007
Greg M. Graves	58	Director	2003
Alexander C. Kemper	50	Director	1992
J. Mariner Kemper	43	Chair, President, CEO, and Director	2004
Kris A. Robbins	57	Director	2000
L. Joshua Sosland	55	Director	1998
Paul Uhlmann III	65	Director	2000
Leroy J. Williams	51	Director	2016

Each of these director candidates has agreed to be nominated and, if elected, to serve as a director. We do not anticipate that any nominee will become unavailable for election, but under our Bylaws, the shares represented by proxy and voting for any nominee who unexpectedly becomes unavailable prior to the election will be voted instead for a substitute candidate nominated by the Board.

Plurality voting will apply in these elections—that is, the 11 nominees receiving the highest number of “FOR” votes will be elected.

Cumulative voting will also apply—that is, each shareholder will have a total number of votes equal to the holder’s number of shares as of the record date multiplied by the number of directors to be elected, and the shareholder may cast all of those votes for a single nominee or may distribute whole (though not fractional) votes among more than one nominee in any proportion desired. If you want to utilize cumulative voting, please notify our transfer agent, Computershare Trust Company, at (636) 600-1714 prior to the Annual Meeting or vote by ballot at the Annual Meeting.

Voting “WITHHOLD” for one or more of the nominees will have no effect on the election of directors. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

In an uncontested election of directors (that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected), if any director receives a greater number of votes

“WITHHELD” than “FOR,” our Governance Guidelines provide for the following: The affected director is expected to promptly submit a letter of resignation to the Chair of the Governance Committee and the Chair of the Board, specifying that the resignation will become effective upon acceptance by the Board. The director will not take part in any deliberations or actions of the Board or the Governance Committee relating to the letter of resignation. The Board may ask for the Governance Committee’s recommendation on whether to accept or reject the letter of resignation. The Board will act on the letter of resignation within 90 days of the date when the election results were certified. In deciding how to act, the Board may consider any information that, in its judgment, is properly brought to its attention or is otherwise relevant. If the letter of resignation is accepted, the Board may fill the vacancy in compliance with the Bylaws and the Governance Guidelines or may leave the seat vacant and, if necessary or appropriate, amend the Bylaws to reduce the size of the Board. If the letter of resignation is rejected, the director will continue to serve in that capacity. UMB will publicly disclose the Board’s action on the letter of resignation, including its reasons for so acting, within four business days of the action by filing a Current Report on Form 8-K with the SEC.

The Board recommends that shareholders vote FOR the election of each of the 11 nominees to our Board.

PROPOSAL #2—RATIFICATION OF THE CORPORATE AUDIT COMMITTEE’S

ENGAGEMENT OF KPMG LLP AS

UMB’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

As previously disclosed by UMB in a Current Report on Form 8-K filed with the SEC on September 16, 2014 (the “Auditor Current Report”), following a competitive review of independent registered public accounting firms, the Audit Committee on September 10, 2014, dismissed Deloitte & Touche LLP (“Deloitte”) and engaged KPMG LLP (“KPMG”) as the principal independent registered public accounting firm to audit UMB’s financial statements.

No report of Deloitte on UMB’s financial statements for 2012 or 2013 contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal years 2012 and 2013 and subsequent interim periods preceding Deloitte’s dismissal, there was no disagreement (as defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the related instructions) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement (if not resolved to the satisfaction of Deloitte) would have caused it to make reference to the subject matter of the disagreement in connection with its report. During fiscal years 2012 and 2013 and subsequent interim periods preceding Deloitte’s dismissal, there was no reportable event (as described in Item 304(a)(1)(v) of SEC Regulation S-K).

UMB provided Deloitte with a copy of the Auditor Current Report prior to its filing with the SEC and requested Deloitte to furnish UMB with a letter addressed to the SEC stating whether Deloitte agreed with the statements made by UMB in response to Item 304(a) of SEC Regulation S-K and, if not, stating the respects in which it did not agree. A copy of Deloitte’s letter dated September 16, 2014, was attached as Exhibit 16.1 to the Auditor Current Report.

During fiscal years 2012 and 2013 and subsequent interim periods preceding KPMG’s engagement, neither UMB nor anyone on its behalf consulted KPMG regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on UMB’s financial statements or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of SEC Regulation S-K).

The Audit Committee has decided to engage KPMG as the principal independent registered public accounting firm to audit the consolidated financial statements of UMB for fiscal year 2016, and the Board is recommending that our shareholders ratify this engagement.

The Audit Committee, however, will retain sole authority over the appointment and replacement of UMB’s independent auditors and will remain directly responsible for the compensation and oversight of UMB’s independent auditors. As a result, despite any ratification of this engagement of KPMG by our shareholders, the Audit Committee will continue to be authorized to terminate the engagement at any time during the year, to retain another independent registered public accounting firm to audit the consolidated financial statements of UMB for fiscal year 2016, or to take any other related action if judged by the Audit Committee to be in the best interests of UMB. If our shareholders do not ratify this engagement of KPMG, the Audit Committee will consider that action in its ongoing exercise of authority over the appointment, replacement, compensation, and oversight of UMB’s independent auditors.

The Audit Committee has discussed and confirmed with KPMG its independence. The Audit Committee has determined as well that KPMG’s provision of non-audit services to UMB—including those described in the table set forth after this Proposal—was compatible with KPMG’s independence.

The Audit Committee has not established pre-approval policies and procedures for the engagement of auditor services. All auditor services are approved by the Audit Committee under Rule 2-01(c)(7)(i)(A) of SEC Regulation S-X.

KPMG has audited the consolidated financial statements of UMB as of and for the fiscal year ended December 31, 2015. Representatives of KPMG are expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire. We also expect these representatives to be available to respond to appropriate questions.

The Board recommends that shareholders vote FOR the ratification of the Corporate Audit Committee’s engagement of KPMG LLP as UMB’s independent registered public accounting firm for 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table summarizes the aggregate fees (including related expenses) for professional services rendered by KPMG related to fiscal years 2014 and 2015.

	Fiscal years ended December 31,
	2015	2014
Audit Fees	$1,074,500	$877,500
Audit-Related Fees (1)	$42,500	$32,500
Tax Fees	$0	$0
All Other Fees (2)	$0	$91,055
Total	$1,117,000	$1,001,055

(1)	The nature of the services comprising “Audit-Related Fees” in 2015 and 2014 was the performance of regulatory compliance procedures for the Bank, Scout, and UMB Financial Services, Inc.

(2)	The nature of the services comprising “All Other Fees” in 2014 was the performance of an assessment of security vulnerabilities for UMB.

REPORT OF THE CORPORATE AUDIT COMMITTEE

The Audit Committee exercises general oversight, on behalf of the Board, over the accounting, financial-reporting, and internal-control functions of UMB. The Audit Committee has sole authority over the appointment and replacement of UMB’s independent auditors and is directly responsible for the compensation and oversight of UMB’s independent auditors. The Audit Committee also approves the risk-assessment methodology, risk assessment, and annual audit plan of the internal audit function and all decisions on the appointment, removal, and compensation of UMB’s Director of Corporate Audit Services. Other duties, responsibilities, and authorities of the Audit Committee are set forth in its charter, which has been approved by the Board and can be found in the Corporate Governance menu at www.umb.com/investor.

Management is primarily responsible for UMB’s accounting, financial-reporting, and internal-control functions and has represented to the Audit Committee that UMB’s financial statements have been prepared in accordance with generally accepted accounting principles. The consolidated financial statements of UMB as of and for the fiscal year ended December 31, 2015, were audited by KPMG as the independent auditor.

The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management, KPMG, and internal auditors—including in separate executive sessions—prior to the public release of the announcement. The Audit Committee has reviewed the audited financial statements of UMB as of and for the fiscal year ended December 31, 2015, and has discussed them—including in separate executive sessions—with management, KPMG, and internal auditors.

The Audit Committee has reviewed and discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (which superseded Statement on Auditing Standards No. 61).

The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also has discussed and confirmed with KPMG its independence. The Audit Committee has determined as well that KPMG’s provision of non-audit services to UMB was compatible with KPMG’s independence.

Based on the reviews and discussions described in this report, the Audit Committee recommended to the Board, and the Board approved, the inclusion of UMB’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

The Audit Committee has decided to engage KPMG as the principal independent registered public accounting firm to audit UMB’s financial statements for fiscal year 2016. This engagement is being presented to UMB’s shareholders for ratification as described in Proposal #2.

Nancy K. Buese, Chair

Robin C. Beery

Kevin C. Gallagher

Kris A. Robbins

As provided by SEC Regulation S-K, this Report of the Corporate Audit Committee is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by UMB under the Securities Act of 1933 as amended or the Exchange Act.

PROPOSAL #3—SHAREHOLDER PROPOSAL FOR THE ADOPTION

OF A POLICY REQUIRING AN INDEPENDENT CHAIR OF THE BOARD

UMB has been notified by an individual shareholder, who owns 92 shares of UMB stock, that he intends to propose the following resolution at the Annual Meeting. UMB will provide the name and address of the proponent to any shareholder promptly upon the Secretary’s receipt of an oral or written request at UMB’s principal executive offices.

The Board and UMB disagree with the proponent’s supporting statement and accept no responsibility for the contents of the proposal or the supporting statement. The Board recommends a vote AGAINST the proposal for the reasons set forth after the proponent’s supporting statement.

Shareholder Proposal

RESOLUTION

That the shareholders of UMB FINANCIAL CORPORATION request its Board of Directors to adopt a policy, and amend the by-laws as necessary, to require the Chairman of the Board of Directors to be an independent member of the Board of Directors.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as Chairman.

STATEMENT

The concept of having separate individuals serve as President and Chairman has the support of governance experts who have cited it to be in the best interests of shareholders.

When the Kemper family was the majority shareholder of UMB Financial, it may have been justified that one person hold both positions; however, that family’s ownership has dwindled greatly to be less than 1% direct ownership by Mariner Kemper, Alexander Kemper, and Thomas J. Wood, although other shares are owned by family trusts and entities “through which voting and investment decisions may be controlled directly or indirectly, by one or more of them: (proxy statement for 2015 annual meeting).

Since the retirement of R. Crosby Kemper in 1994, he has been succeeded by three sons—Alexander Kemper who resigned in 2000, R. Crosby Kemper, III, resigned in 2004, and J. Mariner Kemper, the current chairman and president. Other Kempers involved at UMB include Heather Kemper Miller, an officer in Kansas City and Denver, and Thomas J. Wood, a member of the board of directors from 2000 through December 1st, 2015.

Although nepotism is not illegal, the proponent deems this much nepotism as distasteful, impractical, and an unsound practice. He believes an independent chairman would end these practices.

DuPont’s failures were placed upon its Board Chair and Chief Executive Officer who was ousted by its board in the same manner that Target Corporation’s board ousted its Chairman/Chief Executive Officer a year earlier. Studies have confirmed that underperforming companies that lack an “independent” chairman and companies, worldwide, are routinely separating the positions of Chairman and CEO (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer 2010).

The proponent believes the over-extension of duties weakens leadership and may have caused these failings. He notes, too, that many successful corporations and financial holding companies have independent board chairmen.

Norges Bank Investment Management has stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board. Approximately 48% of the S&P 1500 companies have separate CEO and Chairman positions.”

If you agree, please vote “FOR” this proposal.

Response of the Board of Directors

The Board believes that this proposal runs counter to the best interests of UMB and its shareholders and, as a result, recommends a vote AGAINST it.

UMB’s shareholders overwhelmingly rejected, each of the last three years, a substantially identical proposal that had been introduced by the same individual shareholder.

The proponent introduced a substantially identical resolution at our annual meetings in 2013, 2014, and 2015.

The resolution in 2013 garnered only 31.23% of the shares voted, in 2014 only 14.86%, and in 2015 only 24.78%.

This repeated rejection of the proponent’s resolution reflects a recognition among UMB’s shareholders that a robust counterbalancing governance structure already exists and is functioning effectively.

The Lead Director and the Board provide independent leadership and oversight of management.

The Lead Director and the Board are vigilant in exercising independent leadership and oversight of management and in sustaining a governance structure that fosters their ability to do so.

•	9 of the 11 directors—including the Lead Director—have been determined to be independent.

•	All of the directors on the Compensation Committee, the Audit Committee, the Governance Committee, and the Risk Committee have been determined to be independent.

•

The Lead Director—who is a past chair of the board of directors of the Federal Reserve Bank of Kansas City, has served as an independent director on other public-company boards, and has led one of the largest construction companies in the United States—meets separately with the Chair and Chief Executive Officer on a quarterly or more frequent basis to discuss matters of importance to the independent directors and to facilitate the Board’s oversight of management.

•	The Lead Director also exercises the following responsibilities:

¡	presiding at meetings of the Board when the Chair is not present,

¡	convening and presiding over periodic meetings of the independent directors (at which only independent directors are present),

¡	approving agendas for meetings of the Board and information to be sent to the Board,

¡	approving schedules of meetings of the Board to ensure that sufficient time is afforded to discuss all agenda items,

¡	serving as a liaison between the independent directors and the Chair,

¡

acting as the informal spokesperson for the independent directors, and as noted earlier, holding periodic meetings with the Chair and Chief Executive Officer to discuss matters of importance to the independent directors and helping to facilitate the Board’s oversight of management,

¡	serving as an advocate for the interests of UMB’s shareholders,

¡	ensuring, if requested by major shareholders of UMB, that the Lead Director is available for consultation and direct communications, and

¡	coordinating the activities of the other independent directors and performing such other duties and responsibilities as a majority of the independent directors may specify from time to time.

•

The Chair and Chief Executive Officer meets separately with the Lead Director and the independent Chairs of the Compensation Committee, the Audit Committee, the Governance Committee, and the Risk Committee on a semiannual basis to discuss and receive advice on UMB’s strategic objectives, risks, and performance.

•

The independent directors meet in executive session on a quarterly or more frequent basis. In addition, together with the rest of the Board, the independent directors act to ensure that UMB maintains and operates under robust Governance Guidelines and are vigorously engaged in overseeing and directing the business and affairs of UMB, including the following:

¡	selecting and evaluating the Chief Executive Officer, overseeing the selection and performance of senior management, and working with the Chief Executive Officer on succession planning,

¡	reviewing, approving, and advising management on the business strategies of UMB, significant corporate actions, and major transactions, and

¡	reviewing assessments of, and advising management with respect to, material risks and issues facing UMB.

•

The Board strikes a thoughtful balance between renominating independent directors who have deep experience with UMB and nominating new independent director candidates who bring fresh and diverse perspectives. For the 9 independent director candidates being nominated at this Annual Meeting, their years of first nomination span 2016, 2015, 2009, 2007, 2003 (2), 2000 (2), and 1998.

As notable as any other point, the Board—which is over two-thirds independent—already has the power to appoint an independent Chair if judged to be in the best interests of UMB and its shareholders. Mariner Kemper, however, possesses a wealth of institutional knowledge and industry expertise, acts as a valuable bridge between the Board and management, fosters an atmosphere of inclusion and openness within the Board, generates productive dialogue among the directors, and effectively moves the Board’s deliberative and decisionmaking process forward while actively building consensus along the way. As a result, the Board has concluded that the appointment of an independent Chair at this time would only do a disservice to UMB and its shareholders.

The existing leadership and governance structure has served UMB’s shareholders well.

The Board firmly believes that UMB’s shareholders have been well served by the existing governance structure, by the leadership of Mariner Kemper as Chair and Chief Executive Officer, and by a core tenet instilled in UMB by Crosby Kemper, Jr. and now Mariner—to do what’s right, not what’s popular. Nowhere is this more evident than in the stability of UMB through the recent financial crisis and the strong total shareholder return that has been generated over the years by its sound approach to banking and its diversified business model.

For all of these reasons, the Board recommends that shareholders vote AGAINST this proposal.

INFORMATION ABOUT THE DELIVERY OF PROXY MATERIALS

SEC rules allow the delivery of one proxy statement, annual report, or notice of internet availability of proxy materials, as applicable, to all shareholders who share an address if specified conditions are met. This is called “householding” and can minimize the costs involved in printing and delivering proxy materials as well as the associated impact on the environment. For eligible shareholders who share an address, we are sending only one proxy statement, annual report, or notice of internet availability, as applicable, to that address unless we received instructions to the contrary from any shareholder at that address.

If you are the beneficial owner but not the record holder of UMB stock, your broker, bank, or other nominee may household our proxy statements, annual reports, or notices of internet availability, as applicable, for all shareholders at your address unless that nominee has received contrary instructions from one or more of the affected shareholders. If you want this householding to cease or if you want householding to commence, please notify your broker, bank, or other nominee.

If you did not receive a separate copy of our proxy statement, annual report, or notice of internet availability, as applicable, we will promptly provide you with a separate copy if you request one by writing us at UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106, or by calling us at (816) 860-7000 and asking for the Corporate Legal Department.

SHAREHOLDER PROPOSALS

For a shareholder proposal to be considered for inclusion in our proxy materials for the 2017 annual meeting of shareholders, we must receive the proposal in writing at our principal executive offices—UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106—on or before November 14, 2016. We recommend that any shareholder proposal be delivered by means that provide proof of the date of delivery, such as certified mail (postage prepaid and return receipt requested). Please note that SEC Rule 14a-8 addresses when we must include a shareholder proposal in our proxy materials, including eligibility and procedural requirements that apply to the proponent.

For any shareholder proposal that is not submitted for inclusion in our proxy materials under SEC Rule 14a-8 (including any shareholder nomination), our Bylaws require that the proposing shareholder provide us with advance written notice. To be timely, the notice must be received by the Secretary at our principal executive offices (1) if the meeting is to be held on a day that is not more than 30 days from the anniversary of the previous year’s annual meeting, not later than the close of business on the 120th day and not earlier than the close of business on the 150th day before the date of the release of our proxy statement to shareholders in connection with the previous year’s annual meeting or (2) otherwise not later than the close of business on the 10th day following the date when we provide notice or public disclosure of the date of the meeting. Our Bylaws also require that the proposing shareholder furnish specified information about the proponent and the proposal to afford us and other shareholders a reasonable opportunity to consider the business that is proposed to be brought before the meeting. For any shareholder proposal that is not submitted for inclusion in our proxy materials for the 2017 annual meeting of shareholders under SEC Rule 14a-8 (including any shareholder nomination) but that is sought to be presented directly at that annual meeting under our Bylaws, we must receive the proposal in writing at our principal executive offices—UMB Financial Corporation, Attention: Corporate Secretary, 1010 Grand Boulevard, Kansas City, Missouri 64106—not later than the close of business on November 14, 2016, and not earlier than the close of business on October 15, 2016. Otherwise, the proposal will be considered untimely under SEC Rule 14a-5(e)(2).

INDEX OF DEFINED TERMS

Definitions for the following terms can be found on the corresponding pages of this proxy statement:

3-Year EPS	30
Annual Meeting	1
Audit Committee	12
Auditor Current Report beneficial owner	62 2
Bank	12
Board	2
C2FO	18
Claw-Back Policy	26
Code of Ethics	10
Committee	13
Compensation Committee core	12 29
Deloitte	62
Equity-Based Award	23
ESOP	4
Enterprise Risk Management Policy	12
Exchange Act	9
Executive	20
Executive-Compensation Principles	20
FASB	43
Governance Committee	11
Governance Guidelines	10
Hay householding independent independent director	24 67 10 10
JE Dunn	18
JE Dunn Group	18
KPMG	62
Lead Director	11
LTIP	23
MarkWest	55
Marquette	22
MPLX	55
NASDAQ	10
Option	23
Performance Share performance year	23 24
Pioneer	18
Profit-Sharing Plan qualified retirement record date record holder related person related-person transaction reporting person	4 52 1 2 17 17 9
Risk Committee	12

SEC	2
Section 16 Officer	9
Security Benefit	57
Service Share	23
Scout	20
Scout Program shareholder of record	23 2
Statement of Policy and Process	17
STIP	23
UMB	1
UMB stock	1
UMBFS	18
Umbrella LTIP	23
Umbrella STIP	23
VAPP we	23 1

*    *    *    *    *

This proxy statement is provided to you by order of the Board of Directors

Scott A. Stengel

Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board recommends a vote FOR all nominees listed, FOR Proposal 2 and AGAINST Proposal 3.

1. The election of 11 directors for terms ending at the 2017 annual meeting of shareholders.

	For	Withhold		For	Withhold		For	Withhold	È
01 - Robin C. Beery	☐	☐	02 - Nancy K. Buese	☐	☐	03 - Terrence P. Dunn	☐	☐

04 - Kevin C. Gallagher	☐	☐	05 - Greg M. Graves	☐	☐	06 - Alexander C. Kemper	☐	☐

07 - J. Mariner Kemper	☐	☐	08 - Kris A. Robbins	☐	☐	09 - L. Joshua Sosland	☐	☐

10 - Paul Uhlmann III	☐	☐	11 - Leroy J. Williams	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. The ratification of the Corporate Audit Committee’s engagement of KPMG LLP as UMB’s independent registered public accounting firm for 2016.	☐	☐	☐	3. If properly introduced at the meeting, a shareholder proposal for the adoption of a policy requiring an independent Chair of UMB’s Board of Directors.	☐	☐	☐

4. Any other business that may be properly considered at the meeting or any adjournment or postponement of the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — UMB Financial Corporation

1010 Grand Blvd. Kansas City, MO 64106

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING ON APRIL 26, 2016

The undersigned hereby appoints J. Mariner Kemper and Michael D. Hagedorn or any of them, with full power of substitution as proxies, to represent and vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 26, 2016, at 9:00 a.m., and any adjournment or postponement of the meeting. This proxy revokes all prior proxies given by the undersigned.

Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in their discretion with respect to any other matters that are properly brought before the Annual Meeting or any adjournment or postponement of the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR all of the director nominees listed in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3. Unless authority to vote for any director nominee is withheld, authority to vote FOR such nominee will be deemed and granted.

In their discretion, the persons named as proxy holders or their substitutes are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 p.m., Central Time, on April 21, 2016.
Vote by Internet
• Go to www.envisionreports.com/UMBF
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Employee Plan Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board recommends a vote FOR all nominees listed, FOR Proposal 2 and AGAINST Proposal 3.

1.	The election of 11 directors for terms ending at the 2017 annual meeting of shareholders.

	For	Withhold		For	Withhold		For	Withhold	+
01 - Robin C. Beery	☐	☐	02 - Nancy K. Buese	☐	☐	03 - Terrence P. Dunn	☐	☐
04 - Kevin C. Gallagher	☐	☐	05 - Greg M. Graves	☐	☐	06 - Alexander C. Kemper	☐	☐
07 - J. Mariner Kemper	☐	☐	08 - Kris A. Robbins	☐	☐	09 - L. Joshua Sosland	☐	☐
10 - Paul Uhlmann III	☐	☐	11 - Leroy J. Williams	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	The ratification of the Corporate Audit Committee’s engagement of KPMG LLP as UMB’s independent registered public accounting firm for 2016.	☐	☐	☐	3.	If properly introduced at the meeting, a shareholder proposal for the adoption of a policy requiring an independent Chair of UMB’s Board of Directors.	☐	☐	☐

4.	Any other business that may be properly considered at the meeting or any adjournment or postponement of the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH  SIDES OF THIS CARD.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Employee Plan Card — UMB Financial Corporation	È

1010 Grand Blvd. Kansas City, MO 64106

CONFIDENTIAL VOTING INSTRUCTIONS TO: BMO HARRIS BANK N. A. AS TRUSTEE UNDER THE EMPLOYEE STOCK OWNERSHIP PLAN OF UMB FINANCIAL CORPORATION AND THE UMB PROFIT SHARING AND 401(K) SAVINGS PLAN

I hereby direct that the voting rights pertaining to the common stock of UMB Financial Corporation held by the Trustee and attributable to my account(s) in the above-described plans shall be exercised at the Annual Meeting of Shareholders to be held April 26, 2016 at 9:00 a.m., or any adjournment or postponement of the meeting, in accordance with the instructions on the reverse side, to vote upon Proposals 1-3 and on such other matters that may be properly considered at the meeting or any adjournment or postponement of the meeting.

Please sign exactly as your name appears on the reverse side of this card. Your ESOP shares will be voted by the Trustee in the Trustee’s discretion unless your vote is received by one of the methods shown on the reverse side no later than 1:00 p.m. Central time, April 21, 2016. Your 401(k) shares will be voted in proportion to the way that other 401(k) shares are voted unless your vote is received by one of the methods shown on the reverse side no later than 1:00 p.m. Central time, April 21, 2016.

(Items to be voted appear on reverse side.)

C	Non-Voting Items
Change of Address — Please print new address below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	È